Exhibit 10.1

$500,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 31, 2015

among

SANCHEZ PRODUCTION PARTNERS LP

as Borrower,

ROYAL BANK OF CANADA

as Administrative Agent and Collateral Agent,

SOCIÉTÉ GÉNÉRALE

As Syndication Agent

COMPASS BANK and SUNTRUST BANK

As Co-Documentation Agents

RBC CaPITAL MARKETS and SG AMERICAS SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners,

and

THE LENDERS PARTY HERETO

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Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Security Instruments
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Interest Election Request
Exhibit G	Form of Notice of Letter of Credit Request

Schedule 6.01(q)	Minimum Hedges
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.11	Material Debt and Other Obligations
Schedule 7.14	Subsidiaries
Schedule 7.20	Gas Imbalances
Schedule 7.21	Marketing Contracts
Schedule 7.22	Swap Agreements; Swap Transactions

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 31, 2015, is by and among Sanchez Production Partners LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), each of the Lenders from time to time party hereto, Royal Bank of Canada (in its individual capacity, “Royal Bank of Canada”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”), RBC Capital Markets and SG Americas Securities, LLC, as joint lead arrangers and joint bookrunners.

RECITALS

WHEREAS, the Borrower, Société Générale, as administrative agent, and certain lenders, are parties to that certain Second Amended and Restated Credit Agreement dated as of May 30, 2013 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) whereby the lenders therein extended credit to the Borrower in the form of loans and letters of credit; and

WHEREAS, the Borrower has entered into a certain Purchase and Sale Agreement dated as of March 31, 2015 (the “Palmetto PSA”), by and among SEP III Holdings, LLC, a Delaware limited liability company, as seller (“Palmetto Seller”), SEP Holdings IV, LLC, a Delaware limited liability company and a Guarantor under this Agreement, as buyer (“Palmetto Buyer”), and Borrower, pursuant to which Palmetto Buyer will acquire certain wellbores producing from the Eagle Ford Shale formation in Gonzales County, Texas, and more particularly described in the Palmetto PSA (such acquisition, the “Palmetto Acquisition”); and

WHEREAS, pursuant to the terms of that certain Assignment of Secured Indebtedness and Authorization to Assign Liens dated as of March 31, 2015, by and among the Borrower, the Existing Lenders, the Existing Agent, the Lenders, the Agent and the other parties thereto (the “Assignment Agreement”), the Existing Lenders have sold and assigned, and the Lenders have purchased and assumed, all of the outstanding loans and credit extensions outstanding under the Existing Agreement, together with the benefit of all of the related security documents and liens, as more particularly set forth therein; and

WHEREAS, the parties hereto desire to enter into this Agreement, which shall amend and restate and otherwise supersede the Existing Credit Agreement and provide that the Lenders may continue to extend credit to the Borrower as provided in this Agreement; and

WHEREAS, the Borrower has requested that the Lenders provide Loan Commitments (to include availability for Loans and Letters of Credit), pursuant to which Loans will be made from time to time prior to the Termination Date (including credit the proceeds of which, together with other consideration, will be used to consummate the Palmetto Acquisition), and Letter of Credit Commitments, pursuant to which Letters of Credit will be issued from time to time prior to the Termination Date; and

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WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Loan Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the Borrower, the Administrative Agent, the Collateral Agent, the Issuer and the Lenders agree to amend and restate in their entirety the Existing Credit Agreement and hereto agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING MATTERS

 Section 1.01 Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

 Section 1.02 Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Administrative Agent, the Issuer, the Lenders, and any Swap Counterparty, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Excepted Liens, (c) secures the Obligations, and (d) is perfected and enforceable, subject to general principles of equity and the rights of debtors under applicable Debtor Relief Laws.

“Act” has the meaning assigned to such term in Section 12.16.

“Adjusted EBITDA” means, for any period, the sum of Consolidated Net Income for such period plus (minus) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, depreciation, depletion, amortization, write off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on oil, natural gas and natural gas liquids derivatives and realized (gain) loss on cancelled oil, natural gas and natural gas liquids derivatives, and other similar charges.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing and refers to an ABR Loan or a Eurodollar Loan.

“Affected Lender” has the meaning assigned to such term in Section 5.06.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means each of the Administrative Agent, the Collateral Agent, any person identified as a “Syndication Agent,” any Person identified as a “Co-Documentation Agent” or any combination of them as the context requires and also includes any Person identified as “Lead Arranger” or “Bookrunner.”

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06, or otherwise modified in accordance with this Agreement.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or amended and restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective day of such change in the Base Rate, the Federal Funds Effective Rate and the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day and with respect to (a) all Loans maintained as Eurodollar Loans or ABR Loans or (b) Commitment Fee Rate, the applicable percentage set forth below corresponding to the Borrowing Base Utilization Percentage:

Borrowing Base Utilization Percentage	Eurodollar Loan	ABR Loan	Commitment Fee Rate
> 90%	2.75%	1.75%	0.500%
> 75% < 90%	2.50%	1.50%	0.500%
> 50% < 75%	2.25%	1.25%	0.500%
> 25% < 50%	2.00%	1.00%	0.375%
< 25%	1.75%	0.75%	0.375%

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Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 2.07, then the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.  If for any reason, based upon incorrect or inaccurate information provided to the Administrative Agent or the Lenders by the Borrower, it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, promptly on demand therefor, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amount represented by such Lender’s Maximum Credit Amount at such time.  The initial Applicable Percentages of the Lenders are set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person whose long term senior unsecured debt rating is A by S&P or A2 by Moody’s (or their equivalent) or higher, and (c) any other Person approved by the Administrative Agent in its sole and absolute discretion.

“Approved Engineer” means Netherland, Sewell and Associates, Inc., Ryder Scott Company, L.P. or any other independent petroleum engineer satisfactory to the Administrative Agent in its sole and absolute discretion.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger” means, RBC Capital Markets in its capacity as joint lead arranger and joint bookrunner hereunder.

“Assignment Agreement” has the meaning ascribed thereto in the third recital.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.

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“Available Cash” means, with respect to any fiscal quarter ending prior to the Termination Date:

(a)the sum of (i) all cash and Cash Equivalents of the Borrower on hand at the end of such fiscal quarter; and (ii) all additional cash and Cash Equivalents of the Borrower on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings made prior to the end of such fiscal quarter, less

(b)the amount of any cash reserves established by the board of directors  or equivalent governing body of the General Partner for the Borrower to (i) provide for the proper conduct of the business of the Borrower (including reserves for future maintenance capital expenditures including drilling and for anticipated future credit needs of the Borrower), (ii) comply with Governmental Requirements or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or a Consolidated Subsidiary is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions with respect to any one or more of the next four fiscal quarters.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York or such other office as the Administrative Agent shall designate in writing, as its base rate for dollars loaned in the United States.  The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans made or continued on the same date and, with respect to Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means an amount equal to the amount determined in accordance with Section 2.07, as the same may be redetermined or adjusted from time to time pursuant to Section 2.07,  Section 8.12(c) or Section 9.12(d), or otherwise redetermined or adjusted in accordance with this Agreement.

“Borrowing Base Deficiency” means the aggregate outstanding amount, if any, by which the Revolving Credit Exposure exceeds the lesser of the (a) Borrowing Base and (b) the Aggregate Maximum Credit Amount.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Revolving Credit Exposure on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or

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prepayment of principal of or interest on, or the Interest Period for a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral Account” has the meaning assigned to such term in Section 2.08(j).

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

“Cash Equivalent” means, at any time:

(a)any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b)commercial paper maturing not more than 270 days from the date of issue, that is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia, and rated A1 or higher by S&P or P1 or higher by Moody’s or (ii) any Lender (or its holding company);

(c)any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, that is issued by (i) any bank or trust company organized under the laws of the United States (or any State thereof), and that has (A) a short term deposit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

(d)shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (c) of this definition; or

(e)money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a national recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $100,000 in the aggregate for any calendar year.

“Change in Control” means any one or more of the following events shall occur:  (a) the General Partner shall cease to be the sole general partner of the Borrower, or (b) the Permitted

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Holders shall, collectively, shall cease to own, directly or indirectly, more than 50% of the Equity Interests of the General Partner or shall cease to Control, directly or indirectly, the General Partner.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuer (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuer’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” shall mean the Collateral as defined in the Pledge and Security Agreement, and the Mortgaged Property.

“Collateral Agent” means Royal Bank of Canada, as collateral agent, under the Security Instruments (together with any successor(s) and assign(s) thereto).

“Commitment Fee” has the meaning assigned to such term in Section 3.04(a).

“Commitment Fee Rate” means the rate per annum determined from time to time based on the percentage reflected in the definition of Applicable Margin.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following (all determined in accordance with GAAP): (a) the net income of any Person in which the Borrower or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the

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net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) non-cash gains, losses or adjustments under Accounting Standards Codification 815 as a result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (g) non-cash share-based payments under Accounting Standards Codification 718; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period having an aggregate fair market value in excess of $5,000,000 (whether in one or a series of related transactions), then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Current Ratio” means the ratio of

(a)consolidated current assets of the Borrower and its Consolidated Subsidiaries but including any unused availability under this Agreement and excluding therefrom any current non-cash asset (including in respect of Swap Transactions) described in or calculated pursuant to the requirements of Accounting Standards Codification 815 or 410, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current assets shall include any current assets in respect of the termination of any Swap Transaction)

to

(b)consolidated current liabilities of the Borrower and its Consolidated Subsidiaries but excluding therefrom any current maturities of Debt (to the extent such payments are not past due) and current non-cash liabilities (including in respect of Swap Transactions) described in or calculated pursuant to the requirements of Accounting Standards Codification 815 or 410, each as amended (provided that, for the avoidance of doubt, the calculation of consolidated current liabilities shall include any current liabilities in respect of the termination of any Swap Transaction).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances,

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debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (but, to the extent such obligations or liabilities are limited in recourse to the Obligors, the amount of such liabilities or obligations constituting Debt shall be limited to the lesser of the fair market value of such property and the amount of the obligations or liabilities assumed); (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others, in each case, intended as a means of credit enhancement for creditors of such others and not as a purchase and sale agreement; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided however, that Debt shall exclude (i) all Swap Obligations and guarantees in respect thereof and (ii) for purposes of calculating Total Net Debt, accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date of invoice or that are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP and other obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, to the extent applicable, the rights and remedies of creditors of a “financial company” as such term is defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or providing for the relief of debtors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Defaulting Lender”  means, subject to Section 2.10(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(g)) upon delivery of written notice of such determination to the Borrower, the Issuer, and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (that would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (that would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, Letter of Credit Exposure or other obligations hereunder outstanding and all of the Loan Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

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“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Borrower, a Defaulting Lender, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates) approved by the Administrative Agent and the Issuer (such approvals not to be unreasonably withheld).

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply with respect to Property located in such state or other jurisdiction.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” shall mean: (a) Liens for taxes, assessments or other governmental charges or levies (x) not yet due or (y) that are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the

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Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property that in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) deposits of cash or Cash Equivalents to secure the performance of bids, tenders, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business (all of the foregoing other than for Debt) or to secure obligations on surety or appeal bonds; (g) Liens permitted by the Security Instruments; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (i) judgment and attachment Liens not giving rise to an Event of Default; and (j) Liens comprised of UCC financing statement filings regarding operating leases covering only the Property leased thereunder.

“Excluded Hedge Obligation” means, with respect to any Obligor, any Swap Obligation if and to the extent that all or a portion of such Swap Obligation or the guarantee of such Obligor of, or the grant by such Obligor of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute a Qualified ECP Obligor at the time such Obligor’s guarantee or such Obligor’s grant of such security interest  or other Lien becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest or other Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise
Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender

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with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower under Section 5.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f) or (g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agent” shall mean Société Générale, as administrative agent for the Existing Lenders under the Existing Credit Agreement.

“Existing Credit Agreement” shall have the meaning assigned to such term in the Recitals.

“Existing Lenders” shall mean the “Lenders” under and as defined in the Existing Credit Agreement.

“Existing Loans” shall mean the “Loans” under and as defined in the Existing Credit Agreement.

“Existing Obligations” shall mean the “Obligations” under and as defined in the Existing Credit Agreement outstanding on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements related to or implementing the foregoing, or laws or regulations implementing such agreements, including any successor provisions, subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated thereunder in the future).

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to:

(a)the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain engagement letter dated March 11, 2015, among the Borrower, the Administrative Agent and the Arranger.

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“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the General Partner, on behalf of the Borrower.

“Financial Statements” means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2014 and the related consolidated statement of income, members’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date.

“Flood Insurance Laws” means, to the extent applicable to any Obligor, Secured Party or Collateral, the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Controller of the Currency, the Federal Reserve Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, any Agent, the Issuer or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee Agreement” means each agreement executed by the Guarantors in a form acceptable to the Administrative Agent and Lenders, as the same may be amended, modified or supplemented from time to time.

“Guarantors” means CEP Mid-Continent LLC, a Delaware limited liability company, Northeast Shelf Energy, L.L.C., an Oklahoma limited liability company, Mid-Continent Oilfield Supply, L.L.C., an Oklahoma limited liability company, SEP Holdings IV, LLC, a Delaware limited liability company, and any additional Guarantors pursuant to Section 8.13.

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“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable federal laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Governmental Requirements allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, coal bed gas and occluded natural gas and all products refined or separated therefrom.

“Impacted Lender” means, at any time, a Lender (a) as to which the Administrative Agent or the Issuer has in good faith determined and notified the Borrower and, in the case of the Issuer, the Administrative Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement or (b) that has, or whose Parent Company has, a non-investment grade rating from Moody’s (below Baa3) or S&P (below BBB-) or another nationally recognized rating agency.  Any determination that a Lender is an Impacted Lender under clause (a) above will be made by the Administrative Agent or the Issuer, as the case may be, in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Reserve Report” means (i) the reserve report concerning Oil and Gas Properties of the Borrower and its Subsidiaries, prepared by Netherland, Sewell and Associates, Inc., effective as of December 31, 2014, and (ii) the Palmetto Reserve Report.

“Initial Subordinated Note” means that certain 10.00%/10.75% Senior Unsecured Subordinated PIK Note due 2020 issued on the Closing Date from Borrower, as issuer, to Palmetto Seller, as holder, in an initial aggregate principal amount of up to $21,250,000, which note has an initial maturity date not earlier than six months after the Maturity Date (as in effect on the Closing Date), no mandatory amortization or scheduled payment of principal thereunder and (subject to the provisions of Section 9.21) provides for interest payments to be made only in-kind by capitalizing the accrued but unpaid interest thereunder.

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“Interest Election Request” means a request by the Borrower to continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock; but excluding non-cash gains, losses or adjustments under Accounting Standards Codification 815 as a result of changes in the fair market value of derivatives.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit for the purpose of acquisition of Equity Interests in or Debt of, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, equipment, or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuer” means Royal Bank of Canada, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).

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“Lenders” means the Persons listed on Annex I, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuer relating to any Letter of Credit issued by such Issuer.

“Letter of Credit Commitment” at any time means Fifteen Million Dollars ($15,000,000).

“Letter of Credit Disbursement” means a payment made by the Issuer pursuant to a Letter of Credit issued by the Issuer.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.  The Letter of Credit Exposure of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Exposure at such time.

“Leverage Ratio Adjustment Date” means the first date on which either (a) the Borrower shall have repaid in full all Debt outstanding under the Subordinated Notes in compliance with the conditions and limitations set forth in this Agreement, including Section 9.21(b), or (b) the MidCon Assets shall have been sold in compliance with the conditions and limitations set forth in this Agreement, including Section 9.12(d); provided that if the “as of” date of the sale of the MidCon Assets occurs on or before the last day of the preceding fiscal quarter and the Borrower has not, before the date on which the sale of the MidCon Assets is consummated, delivered the Financial Officer’s certificate required by Section 8.01(c), then the Leverage Ratio Adjustment Date shall be deemed to be the last day of the preceding fiscal quarter.  For the sake of clarity, if no Subordinated Notes are issued on the Closing Date, then the Leverage Ratio Adjustment Date shall be deemed to have occurred on the Closing Date and the covenant set forth in Section 9.01(c) shall be of no force or effect.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the greater of (a) zero percent (0%) per annum and (b) the ICE Benchmark Administration LIBO rate appearing on Reuters Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity

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comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) modified from time to time pursuant to Sections 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified in accordance with this Agreement.

“Loan Documents” means the Fee Letter, this Agreement, the Notes, the Assignment Agreement, the Letter of Credit Arrangements, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or Letter of Credit Exposure is outstanding, Lenders having at greater than fifty percent (50%) of the Aggregate Maximum Credit Amount; and at any time while any Loans or Letter of Credit Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower, any of its Subsidiaries or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuer or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $1,000,000 or more.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Transactions, of any one or more of the Borrower and

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its Subsidiaries in an aggregate principal amount exceeding $2,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of Swap Transactions with a particular counterparty at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Transactions were terminated at such time.

“Material Swap Transactions” has the meaning assigned to such term in Section 8.01(j).

“Maturity Date” means March 31, 2020.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“MidCon Assets” means all or substantially all of the Oil and Gas Properties of the Borrower and its Subsidiaries located in the States of Oklahoma and Kansas.

“Minimum Hedge” has the meaning assigned to such term in Section 6.01(q).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Mortgages.

“Mortgages” means the mortgages and/or deeds of trust subjecting the Property of the Borrower or any Guarantor to Liens in favor of Collateral Agent for the benefit of the Lenders and the Swap Counterparties.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the decimal or percentage share of production from or allocable to such Oil and Gas Property, after deduction of all overriding royalties and other burdens (including lessor royalties), that an owner of a Working Interest is entitled to receive.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.

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“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender or an Impacted Lender.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any of its Subsidiaries to the Administrative Agent, the Issuer or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Exposure and (b) all obligations of the Borrower or any of its Subsidiaries owing to any Swap Counterparty under any Swap Transaction.  Notwithstanding the foregoing, Excluded Hedge Obligations shall not be an Obligation of any Guarantor that is not a Qualified ECP Obligor.

“Obligor” means, as the context may require, (a) the Borrower or (b) a Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” has the meaning assigned to such term in the definition of “Environmental Laws”.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06).

“Palmetto Acquisition” has the meaning assigned to such term in the second recital.

“Palmetto Acquisition Documents” means, collectively, the Palmetto PSA and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith (including any Swap Agreement or novation thereof), together with all bills of sale, assignments, agreements, instruments and other documents executed, made or delivered by any Person in connection with the Palmetto Acquisition, in each case in form and substance reasonably acceptable to the Administrative Agent, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Palmetto Buyer” has the meaning assigned to such term in the second recital.

“Palmetto PSA” has the meaning assigned to such term in the second recital.

“Palmetto Seller” has the meaning assigned to such term in the second recital.

“Palmetto Reserve Report” means the reserve report concerning Oil and Gas Properties to be acquired by the Borrower and its Subsidiaries in accordance with the Palmetto PSA and derived from the reserve report prepared by Ryder Scott Company L.P. for Sanchez Energy Corp., effective as of December 31, 2014.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by

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the Borrower, any of its Subsidiaries, and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Holders” means (a) Antonio R. Sanchez, III, Eduardo A. Sanchez, Patricio D. Sanchez, Ana Lee Sanchez Jacobs, and A.R. Sanchez, Jr., (b) any spouse or descendant of any individual named in (a), (c) any other natural person who is related to, or who has been adopted by, any such individual or such individual’s spouse referenced in (a)-(b) above within the second degree of kinship, (d) any member of SP Holdings and (e) any Person Controlled by any one or more of the foregoing.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or the net proceeds of which are used to refinance, all or any portion of the Unsecured Notes (the “Refinanced Debt”); provided that (a) the portion of such new Debt incurred to refinance the Refinanced Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount), (ii) any accrued and unpaid interest on the Refinanced Debt refinanced, and (iii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the date that is 180 days after the Maturity Date and an average life no shorter than the period beginning on the date of incurrence of such new Debt and ending on the date that is 180 days after the Maturity Date; (c) such new Debt does not contain covenants and Events of Default that are, taken as a whole, more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt (as determined in good faith by the senior management of the General Partner); (d) the stated interest or coupon rate of such new Debt is reasonably acceptable to the Administrative Agent; and (e) such new Debt (and any Guarantees in respect thereof) is unsecured.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Pension Plan, but excluding a Multiemployer Plan), maintained for employees of the Borrower, any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge and Security Agreement” means the Third Amended and Restated Pledge and Security Agreement dated as of the Closing Date executed by the Borrower and each of the Guarantors existing on the Closing Date, in favor of the Collateral Agent, which amends and restates that certain Second Amended and Restated Pledge and Security Agreement dated as of May 30, 2013, by and among the Borrower and each of the Guarantors in favor of Société Générale, for the benefit of Lenders and Swap Counterparties, and any supplements thereto executed by any Guarantor pursuant to Section 8.13(b), each as amended, restated, modified and supplemented from time to time.

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“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights (including but not limited to Swap Agreements).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(b).

“Proved Developed Nonproducing Reserves” means Oil and Gas Properties that are categorized as “Proved Reserves” that are both “Developed” and “Nonproducing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Developed Producing Reserves” means Oil and Gas Properties that are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means Oil and Gas Properties that are categorized as “Proved Reserves” in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Reserves” means Oil and Gas Properties that are categorized as “Proved Reserves” that are “Undeveloped Reserves”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Qualified ECP Obligor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as at such time constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder.

“Recipient” means the Administrative Agent, the Issuer, or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder.

 “Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt.  “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Reimbursement Obligations” has the meaning assigned to such term in Section 2.08(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

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“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Replacement Lender” has the meaning assigned to such term in Section 5.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time while no Loans or Letter of Credit Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amount; and at any time while any Loans or Letter of Credit Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each December 31st or June 30th (or such other date as required pursuant to Section 2.07 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrower and its Consolidated Subsidiaries, (b) take into account the Borrower’s or its Consolidated Subsidiaries’ (or the prior owner’s, if the Borrower or Consolidated Subsidiaries  have owned such Oil and Gas Properties for less than one year prior to the date of the report) actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or “under-produced” status under gas balancing arrangements and (d) reflect recent information and analysis comparable in scope to that contained in the Initial Reserve Report.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Financial Officer of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the General Partner, on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Exposure at such time.

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“Rolling Period” means for any date of determination, the most recent four quarters ended on such date.

“Sanctions” has the meaning assigned to such term in Section 7.26(a).

“Secured Parties” means the Collateral Agent, the Administrative Agent, the Lenders, the Issuer and any Swap Counterparty, and each of their respective successors, transferees and assigns, in the case of the Lenders and the Issuer, as permitted by this Agreement.

“Security Instruments” means the Guarantee Agreement, Pledge and Security Agreement, Mortgages, and other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Obligations.

“Senior Secured Net Debt” means, as of any date of determination, the sum of the aggregate outstanding principal amount of the Loans and the Letter of Credit Exposure less Available Cash.

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“SP Holdings” means SP Holdings, LLC a Delaware limited liability company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note” means the Initial Subordinated Note and any additional notes issued as payment in kind of interest on such Initial Subordinated Note or any other Subordinated Note in each case in accordance with the terms thereof.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by the Borrower or one or more of its Subsidiaries or by the

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Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, and in any event, any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement; provided, that options, warrants, rights and other similar interests in respect of Equity Interests in the Borrower shall not constitute Swap Agreements for purposes of Section 9.17.

“Swap Counterparty” means, as applicable, any Person that (a) was a party to a particular Swap Transaction with the Borrower or any of its Subsidiaries at the time it became a Lender under the Credit Agreement, or (b) was a Lender or an Existing Lender (or Affiliate of a Lender or an Existing Lender) at the time it became a party to a particular Swap Transaction with the Borrower or any of its Subsidiaries.

“Swap Obligation” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Transaction.

“Swap Transaction” means any trade or other transaction entered into by a Person under a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Loan Commitments pursuant to Sections 2.06 or 10.02.

“Total Net Debt” means Debt less Available Cash.

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“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guarantee Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as an ABR Loan or a Eurodollar Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unsecured Notes” means any senior unsecured notes, subordinated unsecured notes or senior subordinated unsecured notes, in each case, issued by the Borrower or a Guarantor in one or more transactions.  For the avoidance of doubt, the Subordinated Notes shall not constitute Unsecured Notes for purposes of this Agreement.

“Unsecured Notes Documents” means, as applicable, both individually and collectively, any Unsecured Notes and any related Unsecured Notes Indenture.

“Unsecured Notes Indenture” means, collectively, any indenture by and among the Borrower or a Guarantor, as issuer, the guarantors, if any, party thereto and a trustee, and any and all related documentation entered into in connection therewith, pursuant to which Unsecured Notes shall have been issued, as the same may be amended, restated, modified or supplemented from time to time.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by Governmental Requirements), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Working Interest” means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

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Section 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04 Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II. THE CREDITS

Section 2.01  Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding the lesser of such Lender’s Applicable Percentage of the Borrowing Base and such Lender’s Maximum Credit Amount or (b) the Revolving Credit Exposures exceeding the lesser of the Borrowing Base and the Aggregate Maximum Credit Amount.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

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Section 2.02  Loans and Borrowings.

Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Loan Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Types of Loans.  Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Maximum Credit Amount or that is required to finance the reimbursement of a Letter of Credit Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Notes.  The Loans made by each Lender shall, if requested by such Lender in writing, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06,  Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed and the affected Lender shall deliver the Note being replaced to the Borrower immediately.  The date, amount, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

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Section 2.03 Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, email or facsimile request or by delivery of a written Borrowing Request not later than (a) Noon, New York time, three (3) Business Days before the date of the proposed Borrowing, in the case of Eurodollar Borrowings, or (b) 11:00 a.m. New York time on the same Business Day, in the case of ABR Borrowings.  Each such telephonic, email or facsimile request not evidenced by delivery of a written Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit E.  Each such telephonic, email, facsimile or written Borrowing Request shall specify the following information in compliance with Section 2.02:

the aggregate amount of the requested Borrowing;

the date of such Borrowing, which shall be a Business Day;

in the case of Eurodollar Borrowings, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

the amount of the then effective Borrowing Base, the current Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma Revolving Credit Exposures (giving effect to the requested Borrowing); and

the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

In the case of Eurodollar Borrowings, if no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the Revolving Credit Exposures to exceed the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04  Interest Elections.

(a) Continuance.  Each Eurodollar Borrowing initially shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a

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Borrowing Request would be required under Section 2.03.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit F and signed by the Borrower.

(c) Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) shall be specified for each resulting Borrowing);

the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

the Interest Period to be applicable to such Borrowing after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing, then no outstanding Borrowing may be continued as a Eurodollar Borrowing (and any Interest Election Request that requests the continuation of any Borrowing shall be ineffective).

Section 2.05  Funding of Borrowing.

(a) Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower (or, in the case of the initial Borrowing on the Closing Date, to an account of the Palmetto Seller designated by the Borrower) in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of a Letter of Credit

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Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuer that made such Letter of Credit Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06  Termination and Reduction of Aggregate Maximum Credit Amount.

(a) Scheduled Termination of Loan Commitments.  Unless previously terminated, the Loan Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amount or the Borrowing Base is terminated or reduced to zero, then the Loan Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (A) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.03(c), the Revolving Credit Exposures would exceed the Total Commitments.

The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amount under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amount shall be permanent and may not be reinstated.  Each reduction

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of the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07  Borrowing Base.

(a) For the period from and including the Closing Date to but excluding the date of the first determination of the Borrowing Base pursuant to the further provisions of this Section 2.07, the initial amount of the Borrowing Base has been set by the Administrative Agent and acknowledged by the Borrower and agreed to by the Lenders to be $110,000,000.  For each and every determination or redetermination of the Borrowing Base under this Agreement, the Borrowing Base shall be determined or redetermined based on the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries.

(b) Promptly after December 31 of each calendar year, commencing December 31, 2015, and in any event prior to April 1st of each calendar year (commencing April 1, 2016), the Borrower shall furnish to the Administrative Agent a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall be dated as of December 31 of the immediately preceding calendar year.  In addition, within ninety (90) days after each June 30, commencing June 30, 2015, the Borrower shall furnish to the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent prepared by the Borrower’s petroleum engineers, which report shall be dated as of June 30 of such calendar year.  Each such Reserve Report shall be accompanied by additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or the Required Lenders may reasonably request.  Within fifteen (15) days after receipt of such Reserve Report and all such information, the Administrative Agent shall make an initial determination of the new Borrowing Base (the “Proposed Borrowing Base”) and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the Proposed Borrowing Base.  Such initial determinations made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time, and may include a consideration of the value of the Oil and Gas Properties that are subject to legal, valid and enforceable mortgage liens held by the Administrative Agent for the ratable benefit of the Lenders.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amount of the Lenders.  The Required Lenders shall approve or reject the Administrative Agent’s initial determinations of the Proposed Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determinations; provided, however, that with respect to any Proposed Borrowing Base that is equal to or less than the Borrowing Base then in effect (but not with respect to any increase in the Borrowing Base) the failure by any Lender to confirm or disapprove in writing the Administrative Agent’s determination of the Proposed Borrowing Base shall be deemed an approval of the Proposed Borrowing Base.  If the Required Lenders fail to approve any such determination of the Proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.07(b) and, subject to the last sentence of this Section 2.07(b), such amounts shall become the new Borrowing Base, effective on the date

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specified in this Section 2.07.  Until such approval or deemed approval, the Borrowing Base in effect before the Proposed Borrowing Base shall remain in effect.  Upon agreement by the Administrative Agent and the Required Lenders of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower.  Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice), and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement.  Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time, and may include a consideration of the value of the Oil and Gas Properties that are subject to legal, valid and enforceable mortgage liens held by the Administrative Agent for the ratable benefit of the Lenders.

(c) In addition to each scheduled redetermination of the Borrowing Base pursuant to Section 2.07(b) (and in addition to any redetermination of the Borrowing Base pursuant to Section 2.07(f) and (g)), the Borrower may by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined once between each scheduled Redetermination pursuant to Section 2.07(b).  If such discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.07(c) is initiated by the Borrower, the Borrower shall deliver a written request to the Administrative Agent together with a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers, containing information similar to the Reserve Reports delivered pursuant to Section 2.07(b), and such other updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request; provided that if the Required Lenders have requested the discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.07(c), the Borrower shall deliver to the Administrative Agent such Reserve Report and other information within thirty (30) days of receipt of a request therefor.  The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.07(b).

(d) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a certificate from a Responsible Officer certifying that, to the best of such Responsible Officer’s knowledge and in all material respects: (i) the information contained in each such Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the Guarantors owns good and defensible title to the Oil and Gas Properties evaluated in each such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.20 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons either

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generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been transferred since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent, and (vii) the outstanding amount of the Debt of the Borrower or any of its Subsidiaries does not exceed the amount permitted to be incurred pursuant to Section 9.02(f).

(e) Notwithstanding anything herein the contrary, in the event that the Borrower does not furnish any required Reserve Report within ten (10) days of date the required herein, the Administrative Agent and the Required Lenders may nonetheless designate the Borrowing Base from time to time thereafter until the Administrative Agent receives such Reserve Report, whereupon the Administrative Agent and the Required Lenders or all Lenders, as applicable, shall designate a new Borrowing Base in accordance with the general procedures outlined in Section 2.07(b).

(f) In addition to any redetermination described in Section 2.07(b) or (c), if at any time the aggregate fair market value of Oil and Gas Properties sold or disposed of pursuant to Section 9.12(d), together with the aggregate net fair market value to the Borrower of all Material Swap Transactions, in each case, since the most recent redetermination of the Borrowing Base, exceeds five percent (5%) of the value of proved developed Oil and Gas Properties included in the most recently delivered Reserve Report, then the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, reduce the Borrowing Base, effective immediately upon such sale, disposition or consummation of Material Swap Transaction by an amount equal to the Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) of such Oil and Gas Properties sold or disposed of and Swap Transactions in respect of commodities assigned, terminated (other than as a result of the expiration thereof), unwound, sold or liquidated, and such new Borrowing Base shall be effective and applicable to the Borrower, the Administrative Agent, the Issuer and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement.  Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(g) Notwithstanding the requirements of Section 12.02(b)(ii), any decrease of the Borrowing Base resulting solely as a result of any incurrence of Debt incurred by the Borrower or any of its Subsidiaries pursuant to Section 9.02(f) shall become effective upon the Administrative Agent’s notice thereof to the Borrower and the Lenders, and shall not require any approval of the Lenders or the Required Lenders.

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Section 2.08 Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the Issuer to issue Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuer, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuer) to the Issuer and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form of Exhibit G:

requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuer to be amended, renewed or extended;

specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

specifying the amount of such Letter of Credit;

specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Commitment and (ii) the Revolving Credit Exposure shall not exceed the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base.

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If requested by the Issuer, the Borrower also shall submit a letter of credit application on such Issuer’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuer that issues such Letter of Credit or the Lenders, each Issuer that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuer that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by such Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the Issuer shall make any Letter of Credit Disbursement in respect of a Letter of Credit issued by such Issuer, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent for the account of the applicable Issuer at the Alternate Base Rate plus the Applicable Margin, an amount equal to such Letter of Credit Disbursement not later than 12:00 p.m., New York time, on the day such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the next succeeding Business Day; provided that if such Letter of Credit Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuer that issued such Letter

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of Credit the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuer that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuer, then to such Lenders and such Issuer as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuer for any Letter of Credit Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement.  Any Letter of Credit Disbursement not reimbursed by the Borrower or funded as a Loan prior to 2:00 p.m., New York time, shall bear interest for such day at the ABR plus the Applicable Margin.

(f) Obligations Absolute.  The obligation (a “Reimbursement Obligation”) of the Borrower to reimburse Letter of Credit Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under a Letter of Credit issued by such Issuer against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuer, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer; provided that the foregoing shall not be construed to excuse the Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Governmental Requirements) suffered by the Borrower that are caused by such Issuer’s failure to exercise commercially reasonable care when issuing Letters of Credit and determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or suffered by the Borrower as a result of Issuer’s gross negligence or willful misconduct.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of  the Issuer (as finally determined by a court of competent jurisdiction), such Issuer shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless

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of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  Each Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuer.  Such Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuer has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuer and the Lenders with respect to any such Letter of Credit Disbursement.

(h) Interim Interest.  If the Issuer shall make any Letter of Credit Disbursement, then, until the Borrower shall have reimbursed such Issuer for such Letter of Credit Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuer shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuer.   The Issuer may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuer and, in the case of a replacement, the successor Issuer.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuer.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuer pursuant to Section 3.04(b).  In the case of the replacement of an Issuer, from and after the effective date of such replacement, (i) the successor Issuer shall have all the rights and obligations of the replaced Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require.  After the resignation or replacement of an Issuer hereunder, the resigning or replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to Cash Collateralize a Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure pursuant to Section 2.10(d) or (e) or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to a Letter of Credit Exposure in connection with any prepayment pursuant to Section 3.03(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (such account, the “Cash Collateral Account”), an amount in cash equal to, in the case of an Event of Default or a Cash Collateralization pursuant to Section 2.10(d), the Letter of Credit

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Exposure, and in the case of a payment required by Section 3.03(c), the amount of such excess as provided in Section 3.03(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any of its Subsidiaries described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuer and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by Governmental Requirements, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuer for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to a Letter of Credit Exposure in connection with any prepayment pursuant to Section 3.03(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section  2.09   Intentionally Omitted.

Section 2.10 Defaulting Lenders or Impacted Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender or Impacted Lender, as the case may be, then the following provisions shall apply for so long as such Lender is a Defaulting Lender or Impacted Lender, as the case may be:

(a) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or

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mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuer hereunder; third, to Cash Collateralize the Issuer’s fronting exposure with respect to such Defaulting Lender in accordance with Section 2.08(j);  fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuer’s future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j);  sixth, to the payment of any amounts owing to the Lenders or the Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Agreements are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(d).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) fees shall cease to accrue on the unused amount of such Defaulting Lender’s Applicable Percentage of the Borrowing Base pursuant to Section 3.04(a) and no fees shall be payable to such Defaulting Lender upon an increase in the Borrowing Base if such Lender is a Defaulting Lender pursuant to clause (a), (b) or (d) of the definition thereof;

(c) the Applicable Percentage of the Aggregate Maximum Credit Amount or Loans or participation interests in Letters of Credit of such Defaulting Lender shall not be included in determining whether the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02);

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(d) if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender or Impacted Lender then:

all or any part of such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that as a result thereof (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure would not exceed the Non-Defaulting Lenders’ Applicable Percentage of the lesser of (A) the existing Aggregate Maximum Credit Amount or (B) the Borrowing Base then in effect, (y) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus such Non-Defaulting Lender’s share under this clause (i) of such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure would not exceed such Non-Defaulting Lender’s Applicable Percentage of the lesser of (A) the existing Aggregate Maximum Credit Amount or (B) the Borrowing Base then in effect and (z) the conditions set forth in Section 6.02 are satisfied at such time;  provided however, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s or such Impacted Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such Letter of Credit Exposure is outstanding;

if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure pursuant to this Section 2.10(d), the Borrower shall not be required to pay any fees to such Defaulting Lender or Impacted Lender pursuant to Section 3.04(b) with respect to such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s or Impacted Lender’s Letter of Credit Exposure is Cash Collateralized; and

if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.10(d), then the fees payable to the Non-Defaulting Lenders pursuant to Section 3.04 (b) shall be adjusted to give effect to such reallocations in accordance with such Non-Defaulting Lenders’ Applicable Percentages;

(e) so long as any Lender is a Defaulting Lender or an Impacted Lender, the Issuer shall not be required to issue, extend, renew, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Loan Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 2.10(e) (and, if applicable, Section 2.08(j)), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with

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Section 2.10(d)(i) (and Defaulting Lenders or Impacted Lenders shall not participate therein); and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.01(c) but excluding Section 5.06) shall, in lieu of being distributed to such Defaulting Lender, subject to any Governmental Requirements, (i) first, be applied to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts then owing by such Defaulting Lender to the Issuer hereunder, and (iii) third, any remaining funds to be held in a segregated account as cash collateral for, and application to any future funding obligations of such Defaulting Lender hereunder or as otherwise directed by a court of competent jurisdiction.

(g) In the event that the Administrative Agent, the Borrower, and the Issuer agree in writing, that a Defaulting Lender or Impacted Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or Impacted Lender, then the Revolving Credit Exposure of the Lenders shall be readjusted and reallocated to reflect the inclusion of such Lender’s Loan Commitment and on such date such Lender shall purchase at par such of the Loans and participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and participations in Letters of Credit in accordance with its Applicable Percentage after giving effect to such reallocation; provided however; that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender or Impacted Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Impacted Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender or Impacted Lender.  In the event that the Administrative Agent, the Borrower, and the Issuer agrees that an Impacted Lender has adequately remedied all matters that caused such Lender to be an Impacted Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted and reallocated on such date such that the Impacted Lender shall purchase at par participations in Letters of Credit from the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such participations in Letters of Credit in accordance with its Applicable Percentage after giving effect to such reallocation.

ARTICLE III. PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

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ABR Loans.  Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

Eurodollar Loans.  Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

Post-Default and Borrowing Base Deficiency Rate.  Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due (after giving effect to any applicable grace period) whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.03(c), then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at the Alternate Base Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate, and (ii) following Administrative Agent’s notice of any Borrowing Base Deficiency pursuant to Section 3.03(c), the amount of such Borrowing Base Deficiency shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on: (i) with respect to any ABR Loan, the last day of each March, June, September and December; (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (iii) in any case, on the Termination Date; provided that (w) interest accrued pursuant to Section 3.02(c)(i) shall be payable on demand, (x) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (y) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, and (z) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three months, or a multiple thereof, after the first day of such Interest Period.

Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

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Inability to Determine Interest Rate.  If prior to the first date of any Interest Period:

the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or the Administrative Agent shall have received notice from the Majority Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

Section 3.03  Prepayments.

Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.03(b).

Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 pm, New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 pm, New York time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an Advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

Mandatory Prepayments.

Borrowing Base Deficiency.  If a Borrowing Base Deficiency exists other than as a result of a redetermination of the Borrowing Base in accordance

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with the provisions of Section 2.07(f) or Section 9.02(f), then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof.  The Borrower shall, within ten (10) days after receipt of written notice of such condition from the Administrative Agent elect by written notice to the Administrative Agent to take one or more of the following actions to remedy the Borrowing Base Deficiency:

(1)prepay Advances or, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure in an aggregate amount equal to such deficiency within ten (10) days after the Borrower’s written election;

(2)add additional Oil and Gas Properties acceptable to the Administrative Agent, in its sole discretion, to the Borrowing Base having a value, based on the same valuation methodology approved by the Required Lenders in determining the Borrowing Base that was used to value the then existing Oil and Gas Properties, such that the Borrowing Base Deficiency is cured within thirty (30) days after the Borrower’s written election; or

(3)commencing with the thirtieth (30th) day following the date of which the Administrative Agent gave the Borrower notice of such Borrowing Base Deficiency and every thirty days after such thirtieth (30th) thereafter (or any such day is not a Business Day, on the next Business Day after such day), pay the Borrowing Base Deficiency in six (6) equal monthly installments for the prepayment of the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated in a period of six (6) months.

Other Borrowing Base Deficiency.  If a Borrowing Base Deficiency results from a redetermination of the Borrowing Base in accordance with the provisions of Section 2.07(f) or Section 9.02(f), then the Administrative Agent shall give the Borrower and the Lenders prompt written notice thereof.  The Borrower shall, promptly following the receipt of the proceeds of the Material Swap Transaction, the sale or disposition of Oil and Gas Properties, or the issuance of Unsecured Notes, as applicable, but in any event, within one (1) Business Day thereof, pay to the Administrative Agent from such proceeds an amount sufficient to eliminate such Borrowing Base Deficiency.

Reduction of Loan Commitments.  On the date of each reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.06, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the Revolving Credit Exposure exceeds the lesser of (A) the Aggregate Maximum Credit Amount, as so reduced, and (B) the Borrowing Base.

Accrued Interest.  Each prepayment under this Section 3.03(c) shall be accompanied by accrued interest on the amount prepaid to the date of such

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prepayment and amounts, if any, required to be paid pursuant to Section 5.02 as a result of such prepayment.

No Premium or Penalty.  Prepayments permitted or required under this Section 3.03 shall be without premium or penalty, except as required under Section 5.02.

Section 3.04  Fees.

Commitment Fees.  Except as provided in Section 2.10(b), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the rate per annum determined based on the Commitment Fee Rate on the daily unused amount of the aggregate of each Lender’s Applicable Percentage of the Borrowing Base during the period from and including the date of this Agreement to but excluding the Termination Date (the face amount of any issued and outstanding Letter of Credit shall count as usage for purposes hereof).  Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All Commitment Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such Commitment Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Letter of Credit Fees.  Except as provided in Section 2.10(d), the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure; (ii) to the Issuer, for its own account, a fronting fee equal to the greater of $500 or 0.125% of the face amount of each outstanding Letter of Credit; and (iii) to the Issuer, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuer or processing of drawings thereunder.  Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement.  Any other fees payable to the Issuer pursuant to this Section 3.04(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter.

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ARTICLE IV. PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Section 5.01,  Section 5.02,  Section 5.03 or otherwise) prior to 2:00 p.m., New York time, on the date when due (after giving effect to applicable grace periods), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuer as expressly provided herein and except that payments pursuant to Section 5.01,  Section 5.02,  Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and any such payments payable to a Lender shall be made in accordance with such Lender’s Applicable Percentage, unless otherwise provided herein.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed Letter of Credit Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed Letter of Credit Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit Disbursements then due to such parties.

Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit

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Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or Participant, other than to the Borrower or any Consolidated Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Governmental Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuer that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE V. INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

Eurodollar Changes in Law.  If any Change in Law shall:

impose, modify or deem applicable any reserve (including marginal, special, emergency or supplemental reserves), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender for Eurocurrency liabilities under Regulation D of the Board (as the same may be amended, supplemented or replaced from time to time) or otherwise, except to the extent reflected in the Adjusted LIBO Rate by virtue of the Statutory Reserve Rate; or

impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Capital Requirements.  If any Lender or the Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

Certificates.  A certificate of a Lender or the Issuer setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuer to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuer delivering the certificate required in Section 5.01(c) unless such compensation demand results from a Change in Law that has a retroactive effect, in which case the time periods given above will be extended to take into account such retroactive period.

Section 5.02  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or

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continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.  For purposes of this Section 5.03, the term “Lender” includes the Issuer and the term “applicable law” includes FATCA.

Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Governmental Requirements.

Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Governmental Requirements or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or an Issuer as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the

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Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(d).

Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of any withholding Tax, with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), (x) on or before the date it becomes a party hereto, (y) thereafter when reasonably requested by the Borrower or the Administrative Agent and (z) promptly upon the expiration, obsolescence or invalidity of any previously delivered form, (i) such properly completed and executed documentation prescribed by Governmental Requirements or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, including but not limited to appropriate IRS Form W-8 (and any required attachments thereto) or W-9, as applicable (or, in each case, any successor form).  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in clause (ii) of this Section 5.03(f) and Section 5.03(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment.

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Refund.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to Section 5.03(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) if the payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to

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the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06 Replacement of a Lender.  If any Lender (an “Affected Lender”) (a) makes a demand upon the Borrower for amounts pursuant to Section 5.01 (and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), (b) in connection with any proposed increase in the Borrowing Base pursuant to Section 2.07 refuses to consent to such increase, or (c) any Lender has not approved (or is not deemed to have approved) any amendment to, or waiver of, the terms of this Agreement or any other Loan Document approved by Administrative Agent and Required Lenders, the Borrower may, within 30 days of receipt by the Borrower of such demand or such non-consent or non-approval, as applicable, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Loan Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower and no Lender may be replaced pursuant to this Section 5.06 if (i) such replacement conflicts with any Governmental Requirements or regulation, (ii) any Event of Default (other than an Event of Default that has been waived by the Required Lenders) shall have occurred and be continuing at the time of such replacement, or (iii) prior to any such replacement, such Affected Lender shall have taken any necessary action under Section 5.04 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or shall, if applicable, have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment and that such Affected Lender, if it is replaced in accordance with this Section 5.06, shall be entitled to be reimbursed for all breakage losses in connection with such replacement).  If the Administrative Agent shall in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender or an Affiliate of a Lender or an Eligible Assignee), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 5.02, assign, in accordance with Section 12.04, all of its Loan Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the Replacement Notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty (other than that it has not previously transferred its interest) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 5.01), and (C) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and

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the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 12.04).  If the Affected Lender fails to execute an Assignment and Assumption after five Business Days notice from the Administrative Agent, such failure to execute shall not impair the validity of the removal of the Affected Lender and the mandatory assignment of such Affected Lender’s Loan Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all of the Loan Documents and such assignment shall be effective without the execution of an Assignment and Assumption by the Affected Lender.  If the Administrative Agent fails to notify the Borrower within 30 days of its receipt of such Replacement Notice that such Replacement Lender is satisfactory, then such Replacement Lender shall be deemed satisfactory to the Administrative Agent.  Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.01 Closing Date.  The obligations of the Lenders to make the initial Loans and of the Issuer to issue Letters of Credit in connection with the initial Borrowing hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02), and the Lenders and the Issuer agree that each of the following conditions have been satisfied or waived as of the Closing Date:

The Arranger, the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall have received a certificate of the General Partner of the Borrower and of each Guarantor setting forth (i) resolutions of the board of directors or other managing body of the General Partner with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals who are authorized to sign the Loan Documents to which the Borrower (acting through the General Partner) or such Guarantor is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower, its General Partner and each Guarantor, in each case, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower, the General Partner and each Guarantor.

[Intentionally Omitted].

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The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note not later than two (2) Business Days prior to the Closing Date, which Notes shall be in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee Agreement and the other Security Instruments described on Exhibit C.  In connection with the execution and delivery of the Security Instruments, (i) the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens) on at least 80% of the total value of the Proved Reserves evaluated in the Initial Reserve Report and (ii) the Collateral Agent shall have received original stock or membership interest certificates (if such interests are certificated) evidencing all of the issued and outstanding Equity Interests in each Guarantor, together with the appropriate undated stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent, for each certificate duly executed in blank by the registered owner thereof; provided that any original stock or membership interest certificates (if any) held by the Existing Agent may be delivered to the Administrative Agent within a reasonable time after the Closing Date.

No event or circumstance that could cause a Material Adverse Effect shall have occurred.

The Administrative Agent shall have received: (A) reasonably satisfactory evidence that, upon the consummation of the Transactions, the Palmetto Buyer has (or contemporaneously with the funding of the Loans hereunder on the Closing Date shall have) acquired, pursuant to the Palmetto PSA, title in the aggregate to Oil and Gas Properties included in the Palmetto Reserve Report equal to or exceeding 95% of the present value of all of the Oil and Gas Properties included in the Palmetto Reserve Report, free of any Liens other than Permitted Liens and Liens in favor of the Collateral Agent; (B) a certificate of a Responsible Officer of the General Partner (1) certifying that, upon the consummation of the Transactions, the Palmetto Buyer has (or will have) consummated the acquisition contemplated by the Palmetto PSA substantially in accordance with its terms and all conditions to the obligations of the parties set forth in the Palmetto PSA (other than the payment of the purchase price thereunder) shall have been satisfied or waived, and no provision thereof shall have been waived, amended, supplemented or otherwise modified to the extent such waiver, amendment, supplement or other modification would reasonably be expected to adversely affect the Lenders (except as otherwise agreed by the Lenders), (2) certifying that the Oil and Gas Properties described in the Palmetto Reserve Report have been (or are to be) acquired pursuant to the Palmetto PSA, (3) certifying as to the final purchase price paid (or to be paid) under the Palmetto PSA after giving effect to all adjustments as of the closing date for such acquisition, and specifying, by category, the amount of such adjustment, (4) certifying that attached thereto is a true and complete executed copy of the Palmetto PSA pursuant to which such Purchaser has

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acquired (or will acquire) such Oil and Gas Properties, and (5) certifying that attached thereto is a true and complete executed copy of the Initial Subordinated Note, if any; and (C) duly executed releases and/or terminations of any financing statements or mortgages specifically referencing and burdening the Oil and Gas Properties included in the Palmetto Reserve Report.

The Administrative Agent shall have received an opinion of (i) Akin Gump Strauss Hauer & Feld, LLP, special New York counsel to the Borrower and (ii) special local counsel to the Borrower in each jurisdiction where the Mortgaged Properties are located, such local counsel to be acceptable to Administrative Agent, each, in form and substance satisfactory to the Administrative Agent, as to such matters incident to the Transactions as the Administrative Agent may reasonably request.

The Administrative Agent shall have received a copy of the Initial Reserve Report.

The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and its Subsidiaries evidencing that the Borrower and its Subsidiaries are carrying insurance in accordance with Section 7.12.

The Administrative Agent shall have received the Financial Statements.

The Administrative Agent shall have received the Assignment Agreement duly executed and delivered by the parties thereto.

The Administrative Agent shall have received the Fee Letter duly executed and delivered by the parties thereto.

The Administrative Agent shall have received financial projections of the Borrower and its Subsidiaries for the three (3) fiscal year period commencing with the 2015 Fiscal Year and continuing through the 2017 Fiscal Year prepared by the Borrower in good-faith and based on assumptions believed by the Borrower to be reasonable at the time made.

The Administrative Agent shall have received evidence reasonably satisfactory to it, that the Borrower shall have maintained in effect all Swap Transactions disclosed to the Administrative Agent in January 2015 and entered into (or contemporaneously with the funding of the Loans hereunder on the Closing Date to be entered into) the Swap Transactions set forth on Schedule 6.01(q) with Approved Counterparties (the “Minimum Hedges”).

The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has at least $4,000,000 of unused availability under the Borrowing Base immediately following the effectiveness of this Agreement.

The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties, the Borrower, and its Subsidiaries for each of the following jurisdictions: Oklahoma, Kansas, Delaware, Texas and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 9.03.

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No, action, suit, investigation or other proceeding is pending or threatened before any arbitrator or Governmental Authority seeking to restrain, enjoin or prohibit or declare illegal, or seeking damages from the Borrower in connection with the transactions contemplated in this Agreement or which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

The Administrative Agent is satisfied, in its sole discretion, with the results of its due diligence examination of the Borrower, the Guarantors and the Properties owned by the Borrower or Guarantors, including the Borrower’s and the Guarantors’ proposed development of their Properties, the location discount/premium and transportation costs for all Hydrocarbons produced on such Properties, existing Hydrocarbon sales and all aspects of the Borrower’s and the Guarantors’ existing and contemplated Hydrocarbon marketing activities.

The Administrative Agent and each Lender shall have received all Act disclosures requested by them prior to execution of this Agreement.

The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Section 6.02 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and no Borrowing Base Deficiency shall exist or result therefrom.

At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

The representations and warranties of the Borrower and the Guarantors, if any, set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall have been true and correct as of such specified earlier date.

The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuer to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the satisfaction of the conditions specified in Section 6.02(a) through (d).

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability.  The Transactions are within the Borrower’s and each Guarantor’s limited partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary limited partnership or limited liability company action, as applicable, and, if required, partner or member action.  When executed and delivered, each Loan Document and each of the agreements by which the Borrower or any Guarantor acquires ownership of the Mortgaged Properties to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts.  The Transactions (a) do not require any consent, license, or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens created by such Security Instruments, (b) will not violate any Governmental Requirements or regulation or the charter, by-laws, operating agreement or other organizational documents of the Borrower or any of the Guarantors or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Guarantors or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Guarantors and (d) will not result in the creation or imposition of any

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Lien on any Property of the Borrower or any of the Guarantors (other than the Liens created by the Loan Documents).  The Borrower and each of the Guarantors has obtained all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors and the validity against the Borrower and each of the Guarantors of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect.

Section 7.04 Financial Statements.

The Borrower has delivered to the Administrative Agent and the Lenders the Financial Statements, and the Financial Statements are correct and complete in all material respects and present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis.

Since December 31, 2014, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Neither the Borrower nor any of its Subsidiaries has any Material Indebtedness (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the (i) Obligations hereunder, (ii) as referred to or reflected or provided for in the Financial Statements, or (iii) Debt otherwise permitted hereunder.

Section 7.05 Litigation.  Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (unless fully covered by standard insurance which is acknowledged and uncontested by the applicable insurer and with standard deductibles) or (b) that involve any Loan Document or the Transactions.  Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 7.06 Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

except as set forth on Schedule 7.06, no Property of the Borrower or any of its Consolidated Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

no Property of the Borrower or any of its Consolidated Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior

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owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and the Borrower and each of its Consolidated Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

the Borrower has taken all steps reasonably necessary to determine and has determined that, except as set forth on Schedule 7.06, no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any of the Guarantors except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

to the extent applicable, all Property of the Borrower and each of the Guarantors currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

except as set forth on Schedule 7.06, neither the Borrower nor any of its Consolidated Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements.  Each of the Borrower and its Consolidated Subsidiaries are in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.08 Investment Company Act.  Neither the Borrower nor any of its Consolidated Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes.  Each of the Borrower and its Consolidated Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being

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contested in good faith by appropriate proceedings and for which the Borrower or such Consolidated Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge, except for tax Liens or claims that could not reasonably be expected to have a Material Adverse Effect.

Section 7.10 ERISA.

The Borrower and its Consolidated Subsidiaries have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any, that they maintain.

No act, omission or transaction has occurred that could result in imposition on the Borrower, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, if any, or Governmental Requirements to have paid as contributions to such Plan as of the date hereof, and no failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

Each Pension Plan satisfies the minimum funding requirements of Section 412 of the Code and, if applicable, Part 3 of Title I of ERISA.

Neither the Borrower nor its Subsidiaries sponsors or  maintains an employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities, other than as required by Part 6 of Title I of ERISA.

Neither the Borrower nor its Subsidiaries nor any ERISA Affiliate would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Borrower, its Subsidiaries or any ERISA Affiliate were to engage in a “complete withdrawal” (as defined in Section 4203 of ERISA) or a “partial withdrawal” (as defined in Section 4205 of ERISA) for any Multiemployer Plan.

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Neither the Borrower, its Subsidiaries nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Pension Plan amendment that results in an increase in current liability for any Pension Plan.

Section 7.11 Disclosure; No Material Misstatements.

Schedule 7.11 describes, as of the Closing Date, all Material Indebtedness of the Borrower or any of its Consolidated Subsidiaries, and all obligations of the Borrower or any of its Consolidated Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Consolidated Subsidiaries.

Taken as a whole, none of the reports, Financial Statements, certificates, Reserve Reports or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which (including the time at which) they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.12 Insurance.  The Borrower has, and has caused each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans are endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies pertaining to liability coverage name the Administrative Agent and the Lenders as “additional insureds,” and, in either case, provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

Section 7.13 Restriction on Liens.  Neither the Borrower nor any of the Guarantors is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent, the Collateral Agent and the Lenders on or in respect of their Properties to secure the Obligations.

Section 7.14 Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  The Borrower has no Foreign Subsidiaries.

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Section 7.15 Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Sanchez Production Partners LP, and the organizational identification number of the Borrower in its jurisdiction of organization has been provided to the Administrative Agent (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16 Properties; Titles; Etc. Subject to Excepted Liens, each of the Obligors have good and indefeasible title to all of its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, free and clear of all Liens except for Excepted Liens.  The Borrower has good and defensible title to all of the Equity Interests in the Subsidiaries listed on Schedule 7.14, except for Excepted Liens.  No material Oil and Gas Properties of any Obligor comprise a “building” or “mobile home” (each as defined in Regulation H promulgated under the Flood Insurance Laws).

The quantum and nature of the interest of the Obligors in and to their Hydrocarbon Interests as set forth in the most recent Reserve Report includes the entire interest of the Obligors in such Hydrocarbon Interests as of the date of such Reserve Report and are complete and accurate in all material respects as of the date of such Reserve Report; there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Obligors in such Hydrocarbon Interests except as taken into account in such Reserve Report.  The Working Interests held by the Obligors in their Oil and Gas Properties shall not in any material respect obligate any of such Persons to bear the costs and expenses relating to the maintenance, development, and operations of such Oil and Gas Properties in an amount in excess of the Working Interest of such Person in each such Hydrocarbon Interest set forth in the most recent Reserve Report.

All oil and gas leases and instruments and other similar agreements comprising the Borrower’s and its Consolidated Subsidiaries Oil and Gas Properties necessary for the conduct of business of the Borrower and its Consolidated Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements, in each case which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.  Neither the Borrower, any of the Guarantors nor, to the knowledge of the Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, has given or threatened to give written notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.

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All of the Properties of the Borrower and its Consolidated Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and have been maintained by the Borrower and its Consolidated Subsidiaries as is customary in the oil and gas industry.  Since the date of the most recent financial statements delivered pursuant to Sections 6.01(m) and 8.01, neither the business nor the Properties of the Borrower and its Consolidated Subsidiaries have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Except for Excepted Liens or as otherwise disclosed in writing to the Administrative Agent:

In each case only with respect to any of the Obligors’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Reserve Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Reserve Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business, except in each case where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made;

All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Consolidated Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than any such proceeds the late payment or non-payment of which could not reasonably be expected to materially adversely affect the value of the Borrower’s and its Consolidated Subsidiaries’ Hydrocarbon Interests taken as a whole; and

No material amount of proceeds that has been received by the Borrower or any of its Consolidated Subsidiaries from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Reserve Report is subject to any claim for any refund or refund obligation.

Section 7.17 Title.  Upon satisfaction of the covenants in Section 8.18, the Administrative Agent shall have received title opinions, title reports or other title due diligence reflecting that the Borrower or the Guarantors shall have title reasonably satisfactory to the Administrative Agent in such Oil and Gas Properties of the Borrower and the Guarantors constituting 80% of the Proved Reserves evaluated in the Initial Reserve Report.

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Section 7.18  Security Instruments.

The provisions of the Pledge and Security Agreement delivered to the Administrative Agent are effective to create in favor of the Collateral Agent, for the ratable benefit of the Administrative Agent, the Lenders and the other secured parties, a legal, valid and enforceable security interest in the pledged Collateral (as defined therein) and proceeds thereof and (i) when certificates, if any, representing or constituting the pledged Collateral are delivered to the Collateral Agent and (ii) upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the debtors party thereto, the Pledge and Security Agreement shall constitute a first priority Acceptable Security Interest in, all right, title and interest of the Obligors, as applicable, in such pledged Collateral and the proceeds thereof, subject to Excepted Liens.

On the Closing Date, the Equity Interests listed on Schedule I to the Pledge and Security Agreement will constitute all the issued and outstanding Equity Interests in the direct and indirect Material Domestic Subsidiaries of the Borrower; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of said shares is the record and beneficial owner of said shares.

The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on (i) all of the right, title and interest of the Borrower and its Subsidiaries in the Mortgaged Property to the extent described therein and (ii) at least 80% of the total value of the Proved Reserves evaluated in the Initial Reserve Report.  Once such Mortgages have been recorded in the appropriate recording office and all recording taxes have been paid with respect thereto, the Mortgages will constitute perfected first liens on, and security interest in, such mortgaged property, subject to Excepted Liens.

On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions.  No other filings or recordings are required in order to perfect the security interests created under any Security Instruments.

Section 7.19 Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from,

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and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.19 could not reasonably be expect to have a Material Adverse Effect).

Section 7.20 Gas Imbalances; Prepayments.  Except as set forth on Schedule 7.20 with respect to the Closing Date or on the most recent certificate delivered pursuant to Section 2.07(d), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver, in the aggregate, three percent (3%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.21 Marketing of Production.  Except for the contracts listed and in effect on the date hereof on Schedule 7.21, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Guarantors are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or the Guarantors’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months after the Closing Date.

Section 7.22 Swap Transactions.  Schedule 7.22 sets forth, as of February 28, 2015, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(c) will set forth, a true and complete list of all Swap Agreements and Swap Transactions of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net marked-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.23 Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) for the acquisition, exploration, operation, maintenance and development of Oil and Gas Properties and related properties, facilities, rights and interests located in any of the United States of America (including the Palmetto Acquisition), (b) for general corporate purposes, including Restricted Payments, provided that if the Borrowing Base Utilization Percentage is equal to or exceeds 90% before or after giving effect to the requested Loan or Letter of Credit, then no proceeds of any Loan or any Letter of Credit may be used to fund Restricted Payments under Section 9.04, (c) for the payment of expenses incurred by the Borrower in connection with the Transactions, (d) to provide working capital, and (e) for the

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issuance of Letters of Credit.  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.24 Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.25 Patriot Act; OFAC; Sanctions.

None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

Each of the Obligors is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Obligors or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

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.

Section 7.26 Seniority Designation.  For the purposes of any Unsecured Notes Documents or any Permitted Refinancing Debt, the Obligations have been irrevocably designated as “senior indebtedness” (or such other applicable term denoting seniority) ranking, as applicable, equally in right of payment with any senior unsecured notes issued under such Unsecured Notes Documents and senior in right of payment to any subordinated unsecured notes or senior subordinated unsecured notes issued under such Unsecured Notes Documents, without giving effect to rights in the Collateral of the Administrative Agent, the Collateral Agent, the Issuer, the Lenders and the other beneficiaries thereof.

ARTICLE VIII. AFFIRMATIVE COVENANTS

Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all Letter of Credit Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information.  The Borrower will furnish to the Administrative Agent:

Annual Financial Statements and Annual Budget.  As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, (i) Borrower’s audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a budget for the then current fiscal year, including a pro forma balance sheet and income and cash flow projections.

Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

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Certificate of Financial Officer -- Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2015, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2014 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete list of all Swap Agreements and Swap Transactions of the Borrower and each of its Consolidated Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.22, any margin required or supplied under any credit support document and the counterparty to each such agreement.

Certificate of Accounting Firm -- Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

Certificate of Insurer -- Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

Other Accounting Reports.  Within five (5) Business Days after receipt thereof, a copy of each other written report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary to such letter or report.

Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture (including any Unsecured Notes Indenture), loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

Reserve Report/Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.07, (i) a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries, and (ii) a monthly cash flow budget for the following twelve month period, projecting monthly production, volumes, revenues, expenses, taxes and budgeted capital expenditures.

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Notice of Sales of Oil and Gas Properties.  In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Subsidiary owning interests in such Oil and Gas Properties) during any period between two successive Scheduled Redetermination Dates having a fair market value, individually or in the aggregate, in excess of $250,000, prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent.

Notice of Swap Liquidation.  In the event the Borrower or any of its Subsidiaries intends to assign, terminate (other than as a result of the expiration thereof), unwind, sell or liquidate one or more Swap Transactions having a net fair market value to either counterparty of such Swap Transactions, in excess of $250,000 (any such transaction a “Material Swap Transaction”), prompt (but in any event at least five (5) days prior to such assignment, termination, unwinding, sale, or liquidation) written notice of such assignment, termination, unwinding, sale, or liquidation and the value thereof, and any other details thereof as requested by the Administrative Agent.  In the event that the Borrower or any of its Subsidiaries consummates a Material Swap Transaction as described in the previous sentence, the Borrower shall retain, or cause its Subsidiaries to retain, as applicable, the proceeds of such transaction pending a redetermination of the Borrowing Base in accordance with the provisions of Section 2.07(f).  In the event that a Material Swap Transaction creates a payment obligation upon settlement from the Borrower or any of its Subsidiaries, the notice must be accompanied by a certification from a Responsible Officer that after giving effect to such payment obligation, Borrower is in compliance with Section 9.01.

Notice of Casualty Events.  Prompt written notice, and in any event within ten (10) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

Production Report and Lease Operating Statements.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.07, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

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Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, operating agreement, any preferred stock designation or any other organizational document of the Borrower or any of the Guarantors, including but not limited to the documents referred to in Section 9.18.

Reserve Reports and Related Information.  Promptly, but in any event on or before the applicable due date therefor, each Reserve Report specified in Section 2.07, together with the other information provided for therein.

Notice of Incurrence or Repayment of Permitted Unsecured Debt or the Subordinated Note.  Prompt written notice, but in any event within five (5) Business Days after the incurrence or repayment thereof, of any Debt incurred by the Borrower or any of its Subsidiaries that is permitted to be incurred pursuant to Section 9.02(h) or any Debt outstanding under the Subordinated Note.  Each such notice shall state the amount of the new Debt incurred or repaid and the aggregate amount of Debt incurred and outstanding pursuant to Section 9.02(h) and under the Subordinated Note.

Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender, promptly after any Responsible Officer obtains knowledge thereof, written notice of the following:

the occurrence of any Default;

(i) the filing or commencement of, or the threat in writing of, any action, suit, investigation, inquiry, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary thereof or any of their Properties; (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders); and (iii) any demand or lawsuit by any landowner or other third party threatened in writing against the Borrower, any Subsidiary thereof or any of their Properties in connection with any Environmental Laws (excluding routine testing and corrective action) that, in the case of each of clauses (i) through (iii) of this subsection, if adversely determined, could reasonably be expected to result in liability in excess of $500,000;

the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

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Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Consolidated Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any of its Consolidated Subsidiaries.

Section 8.05 Performance of Obligations Under Loan Documents.  The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and the Borrower will cause each of the Guarantors to do and perform every act and discharge all of the Obligations, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties.  The Borrower will, and will cause each of its Consolidated Subsidiaries to:

operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with prudent industry practices and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all Governmental Requirements, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.

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promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10  Environmental Matters.

Except as could reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to: (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or

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its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or the Guarantors’ Properties; and (v) establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower’s and the Guarantors’ obligations under this Section 8.10(a) are timely and fully satisfied.

The Borrower will, and will cause each of the Guarantors to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent (or as otherwise required to be obtained by the Administrative Agent by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties to the extent such Oil and Gas Properties are included as Collateral for the Borrowing Base.

Section 8.11  Further Assurances.

The Borrower at its sole expense will, and will cause each of the Guarantors to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of the Guarantors, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral intended as security for the Obligations.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  The Administrative Agent will promptly send the Borrower any financing or continuation statements

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it files and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12  Title Information.

On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 2.07(b), to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Proved Reserves evaluated by such Reserve Report.

If the Borrower has provided title information for additional Properties under Section 2.07(b), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (d), (e) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the Proved Reserves evaluated by such Reserve Report.

If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Proved Reserves evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Oil and Gas Properties after the 60-day period has elapsed, such unacceptable Oil and Gas Properties shall not count towards the 80% requirement in this Section 8.12(c), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Proved Reserves.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13  Additional Collateral; Additional Guarantors.

In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to

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ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Proved Reserves evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Obligations a first-priority Lien (provided the Excepted Liens of the type described in clauses (i) to (iv) and (vi) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

In the event that (i) the Borrower determines that any Subsidiary is a Material Domestic Subsidiary or (ii) any Subsidiary that is a Domestic Subsidiary incurs or guarantees any Debt, then the Borrower shall promptly cause such Subsidiary to guarantee the Obligations.  In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guarantee Agreement in the form of Annex 1 to the Guarantee Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock or membership interest certificates (if such interests are certificated) evidencing all of the issued and outstanding Equity Interests of such Subsidiary to Collateral Agent, together with appropriate undated stock powers, or other equivalent instruments of transfer reasonably acceptable to Administrative Agent, for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or its designee, including without limitation:

the execution and delivery of a supplement to the Pledge and Security Agreement in the form of Annex 1 to the Pledge and Security Agreement;

a certificate of the Subsidiary that is a Material Domestic Subsidiary or Domestic Subsidiary that becomes a Guarantor pursuant to this Section 8.13(b), (A) setting forth resolutions of the managers, board of directors or other managing body with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (B) setting forth the individuals who are authorized to sign the Loan Documents to which the Person is a party, (C) providing specimen signatures of such authorized individuals, (D) setting forth the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of such Person, in each case, certified as being true and complete and (E) certifying that the representations and warranties of such Person contained in the Loan Documents to which it is a party are true correct on and as of the date thereof;

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certificates of the appropriate state agencies with respect to the existence, qualification and good standing of such Subsidiary that becomes a Guarantor pursuant to this Section 8.13(b);

an opinion of special New York counsel to the Borrower, providing opinions with respect to such Subsidiary that becomes a Guarantor pursuant to this Section 8.13(b) regarding the authority of such Subsidiary to execute the supplement to the Guarantee Agreement,  the Pledge and Security Agreement and any other Security Instrument to which such Subsidiary is a party, the enforceability of such documents with regard to such Subsidiary, and the perfection of Liens created under such Security Instruments; and

UCC search certificates reflecting no prior Liens encumbering such Subsidiary that becomes a Guarantor pursuant to this Section 8.13(b) other than Liens permitted by Section 9.03.

Section 8.14 ERISA Compliance.  The Borrower will promptly furnish, and will cause its Subsidiaries to promptly furnish, to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the General Partner on behalf of the Borrower or the Borrower’s Subsidiaries, as the case may be, specifying the nature thereof, what action the Borrower, its Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Pension Plan, if any, the Borrower will, and the Borrower will cause each of its Subsidiaries to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subSection (c) thereof) and of Section 302 of ERISA (determined without regard to subSection (c) thereof), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.15 [Intentionally Omitted]

Section 8.16 Title.  With respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, and to the extent necessary for the Administrative Agent to receive satisfactory title information on at least 80% of the total value of the Proved Reserves to be included in the Borrowing Base, the Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including,

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if requested, supplemental or new title opinions addressed to it), title reports, or other title due diligence, which title diligence shall be in form and substance reasonably acceptable to the Administrative Agent and shall include information regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries, for all wells located on the Oil and Gas Properties shown in the most recent Reserve Report.

Section 8.17 Keepwell.  The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under its Guarantee Agreement in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 8.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.17 or otherwise under any guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the Borrower under this Section 8.17 shall remain in full force and effect until the Obligations have been paid in full and all Commitments hereunder have terminated.  The Borrower intends that this Section 8.17 constitute, and this Section 8.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.18 Additional Covenants Upon Issuance of Unsecured Notes.  If the Borrower or any Guarantor issues any Unsecured Notes permitted under Section 9.02(f) hereof, the Borrower shall:

deliver, or cause to be delivered, to the Administrative Agent not later than three (3) Business Days following the date on which any final prospectus or final offering memorandum prepared in connection with the original issuance of any Unsecured Notes is delivered to the prospective or actual holders of the Unsecured Notes, a  true and correct copy of such final prospectus or final offering memorandum;

deliver to the Administrative Agent not more than five (5) Business Days after the date of issuance of any Unsecured Notes by the Borrower or any Guarantor, a true and correct copy of the Unsecured Notes Indenture (or any supplement (if any) to the Unsecured Notes Indenture) entered into by the Borrower or any Guarantor in connection with the Unsecured Notes;

deliver to the Administrative Agent concurrently with the issuance of any Unsecured Notes, a certificate of a Responsible Officer confirming such issuance and setting forth the aggregate principal amount of Unsecured Notes issued;

deliver to the Administrative Agent promptly such other related materials evidencing the issuance of the Unsecured Notes as the Administrative Agent may reasonably request; and

if, after giving effect to the issuance of any Unsecured Notes and the automatic reduction of the Borrowing Base pursuant to Section 9.02(f), a Borrowing Base Deficiency results, repay Loans and cash collateralize Letters of Credit in accordance with Section 3.03(c)(ii).

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ARTICLE IX. NEGATIVE COVENANTS

Until the Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all Letter of Credit Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01  Financial Covenants.

Current Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2015, its Current Ratio to be less than 1.0 to 1.0.

Maximum Total Net Debt to Adjusted EBITDA.  The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2015, its ratio of (i) Total Net Debt of the Borrower and its Consolidated Subsidiaries to (ii) Adjusted EBITDA for the Rolling Period ending on such date (but subject to clause (d) below), to be greater than, with respect to any fiscal quarter ending prior to the Leverage Ratio Adjustment Date, 4.50 to 1.0 and, with respect to any fiscal quarter ending on or after the Leverage Ratio Adjustment Date, 4.0 to 1.0.

Maximum Senior Secured Debt to Adjusted EBITDA.  The Borrower will not permit, as of the last day of any fiscal quarter ending prior to the Leverage Ratio Adjustment Date, commencing with the fiscal quarter ending June 30, 2015, its ratio of (i) Senior Secured Net Debt of the Borrower and its Consolidated Subsidiaries to (ii) Adjusted EBITDA for each Rolling Period ending on such date (but subject to clause (d) below), to be greater than 3.50 to 1.0.

(d)Notwithstanding anything to the contrary in this Agreement (including the definition of “Rolling Period”), (i) Adjusted EBITDA for the four fiscal quarter period ending June 30, 2015, shall equal Adjusted EBITDA for the fiscal quarter ending June 30, 2015 multiplied by four (4), (ii) Adjusted EBITDA for the four fiscal quarter period ending September 30, 2015, shall equal Adjusted EBITDA for the two fiscal quarter period ending September 30, 2015 multiplied by two (2) and (iii) Adjusted EBITDA for the four fiscal quarter period ending December 31, 2015, shall equal Adjusted EBITDA for the three fiscal quarter period ending December 31, 2015 multiplied by four-thirds (4/3).

Section 9.02  Debt.  Neither the Borrower nor any of its Subsidiaries will incur, create, assume or suffer to exist any Debt, except:

the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

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accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date of invoice or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(d); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guarantee Agreement;

endorsements of negotiable instruments for collection in the ordinary course of business;

Debt of any Obligor in respect of workers’ compensation claims, performance bonds, surety bonds, and appeal bonds issued for its account, in each case in the ordinary course of business, or surety/bonds to governmental agencies;

Debt incurred under Unsecured Notes and any guarantees by a Guarantor in respect thereof in an aggregate principal amount that would not cause, as of the date on which such Debt is incurred, the ratio of Total Net Debt to Adjusted EBITDA to exceed the maximum amount then permitted under Section 9.01(b) after giving pro forma effect to such incurrence, provided that (1) such Unsecured Notes and any Unsecured Notes Indenture under which such Unsecured Notes are issued contain customary terms and conditions for unsecured notes of similar type and of like tenor and amount and do not contain any financial covenants that are, taken as a whole, more onerous to the Borrower and its Subsidiaries than those imposed by this Agreement (as determined in good faith by the senior management of the General Partner) (as in effect on the date of Incurrence of such Debt), (2) the final stated maturity date and the average life (based on the stated final maturity date and payment schedule provided at the date of issuance) of such Unsecured Notes shall not be earlier than 180 days after the Maturity Date (as in effect on the date of Incurrence of such Debt), and (3) at the time of and immediately after giving effect to each incurrence of such Debt, no Default or Event of Default shall have occurred and be continuing, and provided, further, that immediately upon any incurrence of Debt permitted by this clause (f), the Borrowing Base then in effect shall be automatically reduced by an amount equal to 25% of the aggregate principal amount of such Debt incurred (calculated at the face amount of the Debt incurred without giving effect to any original issue discount) and (b) any Permitted Refinancing Debt in respect thereof;

Debt of an Obligor in the form of guarantees and other “Debt” of the type described in clause (g) or clause (h) of the definition of Debt, in each case, in respect of Debt otherwise permitted under this Section 9.02;

Debt outstanding under the Subordinated Notes; and

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other unsecured Debt not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 9.03 Liens.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

Liens securing the payment of any Obligations;

Excepted Liens; or

Liens on Property not constituting Collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(c) shall not exceed $100,000 at any time.  The filing of a financing statement or other document or instrument in connection with any Lien permitted under the foregoing provisions of this Section 9.03 to perfect or otherwise provide notice of such Lien is permitted.

Section 9.04 Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or unitholders or make any distribution of its Property to its Equity Interest holders, except: (i) the Borrower may declare and pay dividends or distributions to its Equity Interest holders payable solely in additional Equity Interests (other than Disqualified Capital Stock but including cash in lieu of fractional Equity Interests to the extent of Available Cash), (ii) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests, (iii) so long as no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing or would result therefrom, after giving effect to such dividend or distributions, and any redetermination of the Borrowing Base as a result of such dividend, the Borrower would have at least 10% of unused borrowing capacity that can be accessed under this Agreement, and subject to Section 7.23, the Borrower may declare and pay, or incur a liability to make, quarterly cash distributions in an amount equal to Available Cash, (iv) the Borrower may make issuances and/or sales of Equity Interests (other than Disqualified Capital Stock) in the Borrower in exchange for, or purchase or redemption of, Equity Interests in the Borrower and cash payments in lieu of the issuance of fractioned Equity Interests in connection therewith as a split or other distribution of Equity Interests where the distributions are made on a pro rata basis to all of its equity holders, (v) the Borrower may repurchase its Equity Interests in connection with the administration of any long-term incentive plan, including (A) in connection with the cashless exchange of unit options, (B) the repurchase of restricted units from employees, directors and other recipients under such plan at nominal values, and (C) the repurchase of Equity Interests from employees, directors and other recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, unit grants or other awards made under such plan, and (vi) the payment of reasonable compensation, fees and expenses (as determined by the Borrower) to, and indemnity provided on behalf of, the General Partner and directors, officers and employees of the General Partner, the Borrower or any Subsidiary.

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Section 9.05 Investments, Loans and Advances.  Neither the Borrower nor any of its Subsidiaries will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

Investments reflected in the Financial Statements;

accounts or notes receivable arising out of extensions of trade credit, prepayments or similar transactions in the ordinary course of business;

cash and Cash Equivalents;

Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, but subject to the conditions set forth in Section 9.02(c), if applicable, and (iii) made by the Borrower or any Guarantor in or to any Subsidiary that is not a Guarantor, provided that the aggregate of all Investments made by the Borrower or any Guarantor in or to any Subsidiary that is not a Guarantor shall not exceed $2,000,000 at any time;

Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each, a “venture”) entered into by the Borrower or any of its Subsidiaries with others in the ordinary course of business; provided that (i) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (ii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $2,000,000;

subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or Persons owning Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by Governmental Requirements, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time; or

Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $250,000.

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Section 9.06 Nature of Business.  The Borrower will not, and will not permit its Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, and will not permit any of its Subsidiaries to, operate its business outside the boundaries of the United States and its adjoining waters, including, without limitation, the Gulf of Mexico.

Section 9.07 Limitation on Leases.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Notes.  The Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.23.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance.  The Borrower and its Subsidiaries will not at any time:

engage in any transaction in connection with which the Borrower or any of its Subsidiaries could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

terminate any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could result in any liability of the Borrower or any of its Subsidiaries to the PBGC;

fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Governmental Requirements, the Borrower or any of its Subsidiaries is required to pay as contributions thereto;

permit to exist any failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Pension Plan;

permit the actuarial present value of the benefit liabilities under any Pension Plan that is regulated under Title IV of ERISA to exceed the current value of the assets

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(computed on a plan termination basis in accordance with Title IV of ERISA) of such Pension Plan allocable to such benefit liabilities; the term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

contribute to or assume an obligation to contribute to any Multiemployer Plan;

acquire an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any of its Subsidiaries if such Person sponsors, maintains or contributes to (i) any Multiemployer Plan, if such Person would, if it withdrew from such plan, be subject to withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA in excess of $1,000,000, or (ii) any other Pension Plan under which the projected benefit obligation under the Pension Plan exceeds the fair market value of the Plan’s assets by $1,000,000;

incur a liability to or on account of a Pension Plan or Multiemployer Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, as applicable;

contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA maintained to provide benefits to former employees of such entities that the Borrower or its Subsidiaries reasonably believes may not be terminated by such entities in their sole discretion at any time without any material liability; or

amend a Pension Plan resulting in an increase in current liability such that the Borrower or any of its Subsidiaries is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.10 Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any of its Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers; Etc.  Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary and that the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor.

Section 9.12 Sale of Properties.  The Borrower will not, and will not permit any of the Guarantors to, sell, assign, farm-out, convey or otherwise transfer any Property except for: (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) sales or other dispositions (excluding

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Casualty Events) of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties (including the MidCon Asset Sale); provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors (or comparable governing body) of the General Partner and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive redeterminations of the Borrowing Base has a fair market value (as determined by the Administrative Agent), individually or in the aggregate, in excess of five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report or such other amount as determined by the Required Lenders, (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary and (v) if, after giving effect to the sale or other disposition of such Oil and Gas Properties, the aggregate notional volumes of projected monthly production that remain hedged pursuant to Swap Transactions of the Borrower exceed for any period following the consummation of such sale or other disposition the notional volumes of projected monthly production from the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower would be permitted to hedge in accordance with Section 9.17(a) if it were then entering into such Swap Transactions (for purposes of this Section 9.12(d), the “Maximum Hedge Amount”), then the Borrower shall unwind, novate, terminate or enter into offsetting positions (each of which shall be a permitted sale or disposition for purposes of this Section 9.12) with respect to an amount of the notional volumes hedged under Swap Transactions such that the aggregate notional volumes of projected monthly production covered by remaining Swap Transactions shall not exceed the Maximum Hedge Amount; (e) the sale or other disposition of cash, Cash Equivalents or Equity Interests in the Borrower; and (f) sales and other dispositions of Properties not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $250,000 during any 12-month period.

Section 9.13 Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate (as determined in good faith by the board of directors (or comparable governing body) of the General Partner or the conflicts committee thereof); provided,  however, that the foregoing shall not apply to (a) that certain Shared Services Agreement, dated May 8, 2014, between SP Holdings and the Borrower, (b) that certain Contract Operating Agreement, dated May 8, 2014, between SOG and the Borrower, (c) that certain Geophysical Seismic Data Use License Agreement, dated May 8, 2014, among SOG, the Borrower and certain Subsidiaries of the Borrower, (d) any issuances of Equity Interests or other awards, payments or grants in cash, Equity Interests or otherwise pursuant to, or the funding of, employment agreements, and incentive compensation plans approved by the General Partner’s board of directors, (e) any issuance (but not any redemption or purchase) by the Borrower of its

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units (including incentive distribution units) to the General Partner and (f) any transaction approved in good faith by the conflicts committee of the board of directors (or comparable governing body) of the General Partner.

Section 9.14 Subsidiaries.  The Borrower shall not, and shall not permit its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower complies with Section 8.13(b).  Except as otherwise permitted herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any of the Guarantors.  The Borrower shall have no Foreign Subsidiaries.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions.  Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments) that in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent, the Administrative Agent, the Issuer and the Lenders or (b) any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or any Unsecured Notes Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Debt and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 9.16 Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, three percent (3%) or more of the monthly production of Hydrocarbons of the Borrower and its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

Section 9.17 Swap Transactions.  Neither the Borrower nor any of its Subsidiaries will be a party to, or enter into, any Swap Transactions with any Person other than:

On the Closing Date (to the extent not entered into prior to the Closing Date) the Minimum Hedges and from and after the Closing Date other Swap Transactions by the Borrower in respect of commodities (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated with other commodity Swap Transactions then in effect (including the Minimum Hedges and any other Swap Transactions in effect on the Closing Date), other than basis differential swaps on volumes already hedged pursuant to other Swap Transactions) do not exceed, calculated separately for each of crude oil and natural gas, as of the date such Swap Transaction is executed:

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for the twenty-four (24) month period immediately following the date on which such Swap Transaction is executed, the lesser of (x) 100% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Developed Producing Reserves and (y) 90% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Reserves;

for the second twenty-four (24) month period immediately following the date on which such Swap Transaction is executed, the lesser of (x) 90% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Developed Producing Reserves and (y) 85% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Reserves; and

for the twelve (12) month period immediately following the period described in the immediately preceding subclause (ii), the lesser of (x) 85% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Developed Producing Reserves and (y) 80% of the Borrower’s and its Subsidiaries’ projected monthly production from Proved Reserves;

provided, however, that the aggregate notional volumes under all such commodity Swap Transactions (other than floor or put options) shall not exceed the most recent month’s actual production, calculated separately for each of crude oil and natural gas, in any given month; no Swap Transaction shall in any event have a tenor greater than five (5) years; and the projections of Proved Developed Producing Reserves and Proved Reserves that must be used in determining the maximum allowable hedging shall be based on the Borrower’s reasonable business judgment and consistent application of petroleum engineering methodologies for estimating Proved Developed Producing Reserves and Proved Reserves using the then-strip pricing.

In addition to Swap Transactions in respect of commodity prices permitted by Section 9.17(a) above, the Borrower shall be permitted to execute incremental Swap Transactions in connection with a proposed acquisition of Oil and Gas Properties or Persons owning Oil and Gas Properties during the period between (i) the date on which the Borrower signs a definitive acquisition agreement in connection with such proposed acquisition and (ii) the earliest of (A) the date such proposed acquisition is consummated, (B) the date such proposed acquisition is terminated and (C) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree); provided that, (1) such Swap Transactions are with an Approved Counterparty; (2) the aggregate notional volumes under such incremental Swap Transactions shall not exceed 35% of the projected monthly production from the Borrower’s and its Subsidiaries’ Proved Reserves (as forecast based upon the most recent Reserve Report) for a period not exceeding 36 months from the date each such incremental Swap Transaction is executed; (3) to the extent aggregate notional volumes under all Swap Transactions of the Borrower exceed 100% of the projected monthly production from the Borrower’s and its Subsidiaries’ existing Proved Reserves (prior to the consummation of such proposed acquisition), the Borrower shall maintain at least 15% of unused borrowing capacity that can be accessed under this Agreement; (4) a Person approved in writing by Administrative Agent has guaranteed the obligations thereunder in the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Swap Transaction were terminated at such time pursuant to a written guarantee agreement

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in favor of Administrative Agent for the benefit of the Lenders in a form reasonably acceptable to the Administrative Agent; and (5) all such incremental Swap Transactions entered into with respect to a proposed acquisition must be terminated, unwound or offset within 90 days following the date such proposed acquisition is terminated (it being understood, for avoidance of doubt, that such incremental Swap Transactions may be retained to the extent such Swap Transactions could be entered into, as of the date of termination of the proposed acquisition, pursuant to Section 9.17(a)).

Swap Transactions in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Transactions of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate at the time a particular such Swap Transaction is entered into.

In no event shall any Swap Agreement have any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin (other than the Collateral, to the extent permitted under this Agreement) to secure their obligations under such Swap Agreement or to cover market exposures.  Notwithstanding anything to the contrary in this Section 9.17, there shall be no prohibition against the Borrower entering into any “put” contracts or commodity price floors so long as such agreements are entered into for non-speculative purposes and in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices.  The parties hereto acknowledge and agree that the Minimum Hedges are not prohibited by this Section 9.17.

Section 9.18 Tax Status as Partnership; Operating Agreements.  The Borrower shall not alter its status as a partnership for purposes of United States federal income Taxes.  The Borrower shall not, and shall not permit any Subsidiary to, amend or modify any provision of its articles, bylaws, or partnership or limited liability company organization or operating documents or agreements, or any agreements with Affiliates of the type referred to in Section 9.13, if such amendment or modification could reasonably be expected to be adverse to the Administrative Agent, the Collateral Agent, the Issuer and the Lenders in any material respect, without the prior written consent of the Administrative Agent and the Majority Lenders, which consent shall not be unreasonably withheld or delayed.  The Borrower agrees that any amendments or modifications to any provisions of any of the instruments referenced above dealing with the purpose or business, voting rights or management or operation shall be deemed reasonably to have an adverse effect on the Administrative Agent, the Collateral Agent, the Issuer and the Lenders that is material.

Section 9.19 Acquisition Properties.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or supplement any of the agreements or related documents by which the Borrower or any Guarantor acquires additional Oil and Gas Properties if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).

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Section 9.20 Accounting Changes.  The Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

Section 9.21 Prepayment of Permitted Unsecured Notes; Payment on Subordinated Note; Amendments to Debt Documents.  The Borrower will not, and will not permit any Subsidiary to:

call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem, any of the Unsecured Notes (or any Permitted Refinancing Debt) in respect thereof; provided, however, that (i) the Borrower may prepay the Unsecured Notes (or any Permitted Refinancing Debt) with the proceeds of (A) any Permitted Refinancing Debt or any additional Unsecured Notes issued pursuant to Section 9.02(f), (B) the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of the Borrower that is contemporaneous with such optional or voluntary Redemption or (C) a combination of any Permitted Refinancing Debt and the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of the Borrower that is contemporaneous with such optional or voluntary Redemption; and (ii) so long as no Borrowing Base Deficiency then exists, no Event of Default or Default has occurred and is continuing or would result therefrom, and the Borrower would have at least 10% of unused borrowing capacity that can be accessed under this Agreement, the Borrower may optionally or voluntarily Redeem any Unsecured Notes (or any Permitted Refinancing Debt) in an amount equal to Available Cash; further provided, however, that (for the avoidance of doubt) nothing in this Section 9.21(a) shall limit the Borrower’s ability to make any scheduled payments or mandatory prepayments with respect to any Unsecured Notes;

make any (i) repayment or prepayment in respect of the principal amount of Debt outstanding under the Subordinated Note or (ii) payment in cash, Cash Equivalent or other Property (other than Subordinated Notes) in respect of accrued interest on the principal amount of Debt outstanding thereunder unless otherwise approved in advance in writing by the Required Lenders; provided, however, that the Borrower shall be permitted to Redeem Subordinated Notes with up to fifty percent (50%) of the proceeds of (x) any issuance of Equity Interests by the Borrower or (y) any asset sales and Casualty Events, in each case, so long as no Default, Event of Default or Borrowing Base Deficiency exists at the time of such repayment or results therefrom (after giving effect to such payment) and the Borrower would have at least 10% of unused borrowing capacity that can be accessed under this Agreement after giving effect to such payment and any related transactions; and further provided, however, that (for the avoidance of doubt), the Borrower shall be permitted to make payments of interest in-kind (by capitalizing the accrued but unpaid interest under the Subordinated Notes or by issuing additional Subordinated Notes); and

amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, (i) any of the terms of any Unsecured Notes Documents or any Permitted Refinancing Debt if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of (A) supplemental indentures associated with the incurrence of additional Unsecured Notes to the extent permitted by Section 9.02(f), (B) other indentures or

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agreements in connection with the issuance of Permitted Refinancing Debt, or (C) supplemental indentures to add guarantors if required by the terms of any Unsecured Notes Indenture provided such Person complies with Section 8.13(b); and (ii) any Subordinated Note if such amendment, modification or waiver could reasonably be expected to be adverse to the Administrative Agent, the Collateral Agent, the Issuer and the Lenders in any material respect, without the prior written consent of the Administrative Agent, the Issuer and the Required Lenders.

Section 9.22 Marketing Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE X. EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default.  One or more of the following events shall constitute an “Event of Default”:

the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

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the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(n),  Section 8.02,  Section 8.03 or in ARTICLE IX;

the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a),  Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the General Partner or any of the Borrower’s Subsidiaries otherwise becoming aware of such default;

any event or condition occurs (after giving effect to any notice or cure period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof;

an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs;

the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

one or more final judgments for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not covered by independent third party insurance

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provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any of its Subsidiaries shall so state in writing;

an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000 in any year; or

a Change in Control shall occur.

Section 10.02 Remedies.

In the case of an Event of Default other than one described in Section 10.01(g),  Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(g),  Section 10.01(h) or Section 10.01(i), the Loan Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2.08(j)), shall

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automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied, respectively as follows:

First, to the Agents and the other Secured Parties, ratably, in an amount equal to the reimbursement of expenses and indemnities provided for under this Agreement and the Security Instruments;

Second, to the Secured Parties, ratably, in payment of that portion of the Obligations constituting interest due, in each case, under their respective Loan Documents or Swap Agreement;

Third, to the Secured Parties, ratably, in payment of that portion of the Obligations constituting fees due under their respective Loan Documents or Swap Agreement;

Fourth, ratably to the Secured Parties (and ratably among them) in payment of all of the remaining Obligations owing to the Lenders or an Affiliate of the Lenders under their respective Loan Documents or Swap Agreement;

Fifth, to serve as cash collateral to be held by the Administrative Agent to secure the Letter of Credit Exposure under this Agreement; and

Sixth, to the Borrower or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

Section 10.03 Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent (with respect to the Pledge and Security Agreement) and the Administrative Agent for the benefit of the Administrative Agent, the Issuer, the Lenders and any Swap Counterparty of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Collateral Agent, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Agent, the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Collateral

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Agent and the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or its Subsidiaries.

ARTICLE XI. THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 11.01 Appointment; Powers.  Each of the Lenders and each Issuer hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent and Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Governmental Requirements; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or the Collateral Agent or any of their Affiliates in any capacity.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the

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conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 11.03 Action by Agent.  Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent or the Collateral Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent or the Collateral Agent, as applicable, shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent or the Collateral Agent shall have received such directions, the Administrative Agent or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action which exposes the Administrative Agent or the Collateral Agent to personal liability or which is contrary to this Agreement, the Loan Documents or Governmental Requirements.  If a Default has occurred and is continuing, neither the Syndication Agent nor any Co-Documentation Agent shall have any obligation to perform any act in respect thereof.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuer hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful

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misconduct by such Agent.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents.  The Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, respectively.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06 Resignation or Removal of Agents.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, each Issuer and the Borrower, and any Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuer, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents and Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the

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Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Mayer Brown LLP is acting in this transaction as special counsel to the Administrative Agent with respect to this Agreement and to the Collateral Agent only.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent and Collateral Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent, and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and the Collateral Agent and, in the event that the Administrative Agent and the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent and to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Section 12.03.

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Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent and Collateral Agent to Release Collateral and Liens.  Each Lender and each Issuer hereby authorizes the Administrative Agent or the Collateral Agent to release any collateral under any Security Instrument that is permitted to be sold or released pursuant to the terms of the Loan Documents or, upon the expiration and termination of the Loan Commitments and repayment in full of the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents, and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuer have been made), and the reimbursement of all Letter of Credit Disbursements.  Each Lender and each Issuer hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 The Arranger, etc..  None of the Arranger, any Person identified as a “Syndication Agent,” any Person identified as a “Co-Documentation Agent,” any Person identified as “Lead Arranger” or any Person identified as “Bookrunner” shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its respective duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII. MISCELLANEOUS

Section 12.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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if to the Borrower, to it at

Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston, Texas 77002
Telephone:  832-742-3818
Fax:  832-308-3720
Attn:  Chief Financial Officer

if to the Administrative Agent, to it at

Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario, Canada
M5H 1CA
Attention:  Manager Agency
Facsimile:  (416) 842-4023
Email:   RBCAgentNotices@rbccm.com

With a copy to:
Royal Bank of Canada
2800 Post Oak Boulevard
Suite 3900
Houston, Texas  77056
Attention:  Mark Lumpkin
Facsimile:  713-403-5624

for all correspondence related to Letter of Credit requests, to it at

Royal Bank of Canada
One Liberty Plaza
3rd Floor
New York, NY  10006-1404
Attention:  Manager Trade Products
Telephone:  212-428-6235
Facsimile:  212-428-6332

if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuer, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II,  ARTICLE III,  ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by

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electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

No failure on the part of the Administrative Agent, any other Agent, the Issuer or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, each Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuer may have had notice or knowledge of such Default at the time.

Neither this Agreement nor any provision hereof nor any Security Instrument securing the payment or performance of the Obligations hereunder, nor any provision thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent, or the Collateral Agent (as applicable), with the consent of the Required Lenders; provided that the consent of the Required Lenders, or any other party other than the Borrower and the Administrative Agent, or the Collateral Agent (as applicable), shall not be required for amendments to the Security Instruments solely for the purpose of adding additional collateral to secure the payment and performance of the Obligations; provided further that no such agreement shall (i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender that is not a Defaulting Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify in any manner Section 2.07 without the consent of each Lender (except as permitted pursuant to Section 2.07(g)), (iii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or

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postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (v) change any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, including without limitation, Section 4.01(b) or Section 4.01(c), (vi) waive or amend Section 6.01,  Section 8.13 or Section 10.02(c) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guarantee Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13(a) to less than 80%, without the written consent of each Lender, (viii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuer hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or such Issuer, as the case may be, (ix) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender, or (x) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Loan Documents without the written consent of each Lender.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such, and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses; Indemnity; Damage Waiver.

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Collateral Agent, the Issuer and the Arranger including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the Collateral Agent, the Issuer and the Arranger, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, including expenses in connection with Intralinks, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent, the Collateral Agent, the Issuer and the Arranger as to the rights and duties of the Administrative Agent, the Collateral Agent, the Issuer, the Arranger, and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent, or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuer in connection with the amendment of any Letter of Credit issued by such Issuer or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by any Agent, Arranger, the Issuer or any Lender, including the fees, charges and disbursements of one primary counsel,

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any local counsel or special counsel for the Administrative Agent, the Collateral Agent, the Arranger, the Issuer and the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUER AND EACH LENDER, AND THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, ANY REFUSAL BY THE ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUER IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, (v) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vi) ANY ASSERTION BY A THIRD PARTY THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES IN VIOLATION OF ENVIRONMENTAL LAWS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES IN VIOLATION OF ENVIRONMENTAL LAWS, (ix) ANY

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ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) ANY OTHER VIOLATION OF ENVIRONMENTAL LAWS OR LAWS RELATING TO ANY HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xi) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE (A) DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (B) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED TITLE AND POSSESSION OF SUCH PROPERTY BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE).

To the extent that the Borrower fails to pay any amount required to be paid by it to such Agent or the Issuer under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or such Issuer, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuer in its capacity as such.

To the extent permitted by Governmental Requirements, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby

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(including any Affiliate of the Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement to an Eligible Assignee (including all or a portion of its Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(1)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, to any other Eligible Assignee; and

(2)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(i) Assignments shall be subject to the following additional conditions:

(1)except in the case of an assignment to an assignee that is a  Lender immediately prior to giving effect to such assignment or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment, the amount of the Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(3)except in the case of an assignment to an Affiliate of a Lender, the parties to each assignment shall execute and deliver to the

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Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(4)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to Section 12.04(b)(iv) and the acceptance and recording of an Assignment and Assumption, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01,  Section 5.02,  Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuer and each Lender.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

Any Lender may, without the consent of the Borrower the Administrative Agent or the Issuer, sell participations to one or more banks or other entities (a

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“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01,  Section 5.02 and Section 5.03 (in each case, without duplication of any benefits afforded the Lender granting the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) and (g) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05 Survival; Revival; Reinstatement.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Loan Commitments have not expired or terminated.  The provisions of Section 5.01,  Section 5.02,  Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Loan Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated, and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE

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FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail in portable document format (pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any of and all the obligations of the Borrower or any of its Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY

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ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality.  Each of the Agents, each Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including

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accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority or body, (c) to the extent required by Governmental Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuer or any Lender on a nonconfidential basis from a source other than the Borrower or (i) to any credit insurance provider relating to the Borrower and its Obligations so long as any such credit insurance provider is party to a written agreement by which it is subject to the confidentiality provisions of this Section 12.11.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, the Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Maximum Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws, and, anything herein to the contrary notwithstanding, the Obligations of the Borrower to each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest that may be charged or collected by such Lender.  Accordingly, if the transactions contemplated hereby would be usurious under Governmental Requirements (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section 12.12 shall govern and control; (b) the aggregate of all consideration that constitutes interest under Governmental Requirements that is contracted for, charged or received under this Agreement, or under any other Loan Document or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender for the use, forbearance and detention of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by Governmental Requirements, be amortized, prorated, allocated

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and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.02, together with any other fees and expenses payable pursuant to this Agreement and the other Loan Documents and deemed interest under Governmental Requirements, exceeds that amount that would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount that would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.02 had at all times been in effect, plus the amount of fees that would have been received but for the effect of this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to Swap Counterparties to any Swap Agreement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries that arise under any such Swap Agreements; provided that, with respect to any Swap Transaction that remains secured after the Swap Counterparty thereto is no longer a Lender or an Affiliate of a Lender or the outstanding Obligations have been repaid in full and the Commitments have terminated, the provisions of Article XI shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably

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requested by the Administrative Agent to evidence the continued applicability of the provisions of Article XI.  No Swap Counterparty shall have any voting rights or consent under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuer to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuer or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Obligor, which information includes the name and address of the Borrower and each Obligor and other information that will allow such Lender to identify the Borrower and each Obligor in accordance with the Act.

Section 12.17 Amendment and Restatement.  The parties hereto agree that on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

the Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

the Loans shall serve to extend, renew and continue, but not to extinguish or novate, the Existing Loans and the corresponding promissory notes and to amend, restate and supersede, but not to extinguish or cause to be novated the Existing Obligations under, the Existing Credit Agreement;

the Borrower hereby agrees that, upon the effectiveness of this Agreement, the Existing Loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest thereon shall be deemed to be outstanding under and payable by this Agreement;

all Existing Obligations (including any Existing Obligations that have accrued, but are not payable, as of the Closing Date) shall, to the extent not paid on the Closing Date, be deemed to be Obligations outstanding (and in the case of any accrued Existing Obligations that have accrued, but are not payable, as of the Closing Date, such accrued Existing Obligations shall be paid on the date or dates that such Existing Obligations were due under the Existing Agreement);

the Liens in favor of Administrative Agent securing payment of the Existing Obligations shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed in accordance with the Security Documents; and

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the parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement and the other Loan Documents.

Section 12.18 No General Partner’s Liability for Revolving Facility. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Loan Commitments, Loans or Letters of Credit.  In furtherance of the foregoing, the Administrative Agent, the Collateral Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Borrower or any of its Subsidiaries under any Loan Document with respect to the Loan Commitments, Loans or Letters of Credit shall be asserted against the General Partner (in its individual capacity), any claim arising against the Borrower or any of its Subsidiaries under any Loan Document with respect to the Loan Commitments, Loans or Letters of Credit shall be made only against and shall be limited to the assets of the Borrower and its Subsidiaries, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Loan Commitments, Loans or Letters of Credit shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Loan Commitments, Loans or Letters of Credit or any claims arising under this Agreement or any other Loan Document with respect to the Loan Commitments, Loans or Letters of Credit, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Administrative Agent, the Collateral Agent and Lenders for themselves and their respective successors and assigns.  Nothing in this Section 12.18, however, shall be construed so as to prevent the Administrative Agent, the Collateral Agent or any Lender from commencing any action, suit or proceeding with respect to, or causing legal papers to be served upon, the General Partner for the purpose of (a) obtaining jurisdiction over the Borrower or its Subsidiaries, (b) obtaining judgment, order or execution against the General Partner arising out of any fraud or intentional misrepresentation by the General Partner in connection with the Loan Documents or (c) the recovery of moneys received by the General Partner in violation of this Agreement or any other Loan Document.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

By:Sanchez Production Partners GP LLC,

its general partner

By:/s/ Charles C. Ward
Name: Charles C. Ward
Title:   Chief Financial Officer

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ADMINISTRATIVE AGENT AND

COLLATERAL AGENT:

Royal Bank of Canada,

as Administrative Agent and Collateral Agent

By:/s/ Yvonne Brzier
Name:  Yvonne Brazier

Title:    Manager, Agency Services

ISSUER AND LENDER:

Royal Bank of Canada,

as Issuer and a Lender

By:/s/ Evans Swann, Jr.
Name:  Evans Swann, Jr.

Title:    Authorized Signatory

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SOCIÉTÉ GÉNÉRALE, as a Lender

By:
Name:
Title:

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COMPASS BANK, as a Lender

By:
Name:
Title:

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SUNTRUST BANK, as a Lender

By:
Name:
Title:

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ONEWEST BANK N.A.
as a Lender

By:
Name:
Title:

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ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

AGGREGATE MAXIMUM CREDIT AMOUNT

NAME OF LENDER	APPLICABLE PERCENTAGE	MAXIMUM CREDIT AMOUNT

Royal Bank of Canada	25.00000000%	$ 125,000,000.00
Société Générale	25.00000000%	$ 125,000,000.00
Compass Bank	18.18181818%	$ 90,909,090.91
SunTrust Bank	18.18181818%	$ 90,909,090.91
OneWest Bank N.A.	13.63636364%	$ 68,181,818.18
TOTAL	100.00000000%	$ 500,000,000.00

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EXHIBIT A
FORM OF NOTE

$[ ]	[ ], 2015

FOR VALUE RECEIVED, Sanchez Production Partners LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [               ] or its registered assigns (the “Lender”), at the principal office of Royal Bank of Canada, as administrative agent (the “Administrative Agent”), the principal sum of [           ] Dollars ($[         ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans) made by the Lender to the Borrower under the Credit Agreement (defined below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among the Borrower, the Administrative Agent, and certain other lenders parties thereto from time to time (the “Credit Agreement”) and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement

This Note is one of the notes that represents an extension, renewal, and replacement of, and is given in substitution and exchange for, certain promissory notes evidencing prior indebtedness of the Borrower in the original aggregate principal amount of up to $350,000,000 executed by the Borrower under the Second Amended and Restated Credit Agreement dated as of May 30, 2013, as such Second Amended and Restated Credit Agreement was or may have been from time to time thereafter amended or modified, and the indebtedness evidenced hereby and thereby is a continuing indebtedness, and nothing herein contained or implied shall be construed to deem such indebtedness or any accrued and unpaid interest thereon paid, satisfied, novated or terminated, or any collateral or security therefore released or terminated.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

By:Sanchez Production Partners GP LLC,

its general partner

By:

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EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the Chief Financial Officer of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “General Partner”) and sole general partner of Sanchez Production Partners LP, a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the General Partner, as the general partner of the Borrower.  With reference to the Third Amended and Restated Credit Agreement dated as of March 31, 2015 (together with all amendments, supplements or restatements thereto being the “Credit Agreement”) among the Borrower, Royal Bank of Canada, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, each of the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower or any other Guarantor pursuant to the Credit Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b)Since December 31, 2014, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(c)There exists no Default or Event of Default.

(d)There has been no change in the Borrower’s application of GAAP since December 31, 2014.

(e)[Attached hereto as Exhibit A are the detailed computations necessary to determine whether the Borrower is in compliance with [Section 8.13 and] Section 9.01 as of the end of the fiscal quarter ending [                  ].][Commencing with fiscal quarter ending June 30, 2015]

(f)Attached hereto as Exhibit B are the Swap Agreements and Swap Transactions of the Borrower and each of its Consolidated Subsidiaries in place as of the end of the fiscal quarter ending [                 ], setting forth with respect to (i) all Swap Transactions, calculations evidencing compliance with Section 9.17 of the Credit Agreement and (ii) each Swap Transaction, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any such Consolidated Subsidiary would be required to pay if such Swap Transaction were terminated at such time; the information in both (i) and (ii) shall be prepared as of the end of such fiscal quarter based on all transactions outstanding as of the end of such fiscal quarter under any Swap Transactions then in effect, including transactions which are scheduled to commence on a future date.

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EXECUTED AND DELIVERED this [  ] day of [                   ].

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

By:Sanchez Production Partners GP LLC,

its general partner

By:
Charles C. Ward, Chief Financial Officer

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Exhibit A to Compliance Certificate

[To be inserted]

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Exhibit B to Compliance Certificate

[To be inserted]

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EXHIBIT C
SECURITY INSTRUMENTS

Security to consist of (1) the Guarantee Agreement executed by all existing Material Domestic Subsidiaries and covenant to cause all future Material Domestic Subsidiaries to execute a supplement to the Guarantee Agreement, (2) the Pledge and Security Agreement executed by the Borrower and all existing Material Domestic Subsidiaries and covenant to cause all future Material Domestic Subsidiaries to execute a supplement to the Pledge and Security Agreement and (3) Mortgages over Mortgaged Property.

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EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility that is the subject of the Credit Agreement (including without limitation any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:	________________________________
Assignee:	________________________________, [a Lender/an Affiliate of {identify Lender}/an Approved Fund of {identify Lender}/a Person approved by the Administrative Agent and the Issuer]
Borrower:	Sanchez Production Partners LP
Administrative Agent:	Royal Bank of Canada, as the Administrative Agent under the Credit Agreement

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Credit Agreement:

The $500,000,000 Third Amended and Restated Credit Agreement dated as of March 31, 2015 among Sanchez Production Partners LP as Borrower, Royal Bank of Canada as Administrative Agent and the Lenders party hereto.

Assigned Interest:
Assignor	Assignee	Amount of Loan Commitments Assigned	Aggregate Amount of Loan Commitments for all Lenders	Percentage Assigned of Commitments for all Lenders	CUSIP Number
$	$	%

Effective Date:   _____________ ___, 201___.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

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Consented to:

Royal Bank of Canada,
as Administrative Agent

By:

Name:
Title:

Consented to:

SANCHEZ PRODUCTION PARTNERS LP,
a Delaware limited partnership, as Borrower

By:
SANCHEZ PRODUCTION PARTNERS GP LLC,
its general partner

By:
Name:
Title:

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ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E
FORM OF BORROWING REQUEST

______________, 201_

Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario, Canada
M5H 1CA
Attention:  Manager Agency
Facsimile:  (416) 842-4023
Email:   RBCAgentNotices@rbccm.com

Royal Bank of Canada
2800 Post Oak Boulevard
Suite 3900
Houston, Texas  77056
Attention:  Mark Lumpkin
Facsimile:  713-403-5624

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, as Borrower, Royal Bank of Canada, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement).  The undersigned hereby gives notice pursuant to Section 2.03 of the Credit Agreement of its request to have the following Loans in the aggregate amount of $[_____] (the “Requested Borrowing”) made to it on [insert date of Requested Borrowing]:

Type of Loan	Amount

______________________________________	______________

______________________________________	______________

______________________________________	______________

The amount of the currently effective Borrowing Base is $[_____].  The current Revolving Credit Exposure (without regard to the Requested Borrowing) is $[_____].   The pro forma Revolving Credit Exposure (after giving effect to the Requested Borrowing) is $[_____].

Please disburse the proceeds of the Requested Borrowing to [insert bank and account information].

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The undersigned represents and warrants that (a) the borrowing requested hereby complies with the requirements of the Credit Agreement, (b) each condition contained in Sections 6.02(a) through 6.02(d) of the Credit Agreement has been completed and satisfied in full at and as of the date hereof and (c) the amount of the Requested Borrowing shall not cause the Revolving Credit Exposures to exceed the Total Commitments.

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

By:Sanchez Production Partners GP LLC,

its general partner

By:
Name:
Title:

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EXHIBIT F
FORM OF INTEREST ELECTION REQUEST

______________, 201__

Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario, Canada
M5H 1CA
Attention:  Manager Agency
Facsimile:  (416) 842-4023
Email:   RBCAgentNotices@rbccm.com

Royal Bank of Canada
2800 Post Oak Boulevard
Suite 3900
Houston, Texas  77056
Attention:  Mark Lumpkin
Facsimile:  713-403-5624

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, as Borrower, Royal Bank of Canada, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement).  The undersigned hereby gives notice pursuant to Section 2.04(b) of the Credit Agreement of its desire to continue the Loans specified below as Loans of the Types and in the amounts specified below on [insert effective date of continuation]:

Loans to be Continued			Continued Loans
Type of Loan	Last Day of Current Interest Period	Amount	Type of Loan	Interest Period	Amount

____________	_____________	____________	___________	_________	______

The undersigned represents and warrants that the continuations requested hereby comply with the requirements of the Credit Agreement.

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

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By:

Sanchez Production Partners GP LLC,

its general partner

By:
Name:
Title:

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EXHIBIT G
FORM OF NOTICE OF LETTER OF CREDIT REQUEST

____________, 201_

Royal Bank of Canada
One Liberty Plaza
3rd Floor
New York, NY  10006-1404
Attention:  Manager Trade Products
Telephone:  212-428-6235
Facsimile:  212-428-6332

Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario, Canada
M5H 1CA
Attention:  Manager Agency
Facsimile:  (416) 842-4023
Email:   RBCAgentNotices@rbccm.com

Royal Bank of Canada
2800 Post Oak Boulevard
Suite 3900
Houston, Texas  77056
Attention:  Mark Lumpkin
Facsimile:  713-403-5624

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, as Borrower, Royal Bank of Canada, as Administrative Agent, and the Lenders party thereto (as in effect on the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement).  The undersigned hereby gives notice pursuant to Section 2.08(b) of the Credit Agreement of its request to have the following Letter of Credit [issued/amended/renewed/extended] on [insert requested date of issuance, amendment, renewal or extension]:

Description/Letter of Credit No.	Beneficiary	Expiration Date	Amount

_________________________	________	___________	_____________

_________________________	________	___________	_____________

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_________________________	________	___________	_____________

[Please amend/renew/extend the above-referenced Letter of Credit as follows:]

The amount of the currently effective Borrowing Base is $[______].  A Borrowing Base Deficiency [does/does not] exist on the date hereof.  The current Revolving Credit Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal, or extension of an outstanding Letter of Credit) is $[______].  The pro forma Revolving Credit Exposure (after giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit is $[______].

The undersigned represents and warrants that (a) the [issuance/amendment/ renewal/extension] requested hereby complies with the requirements of the Credit Agreement, (b) each condition contained in Section 6.02(a) through 6.02(d) of the Credit Agreement is true and correct at and as of the date hereof and (c) after giving pro forma effect to the [issuance/amendment/renewal/extension] of the requested Letter of Credit, (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Commitment and (ii) the Revolving Credit Exposures shall not exceed the lesser of the Aggregate Maximum Credit Amount and the currently effective Borrowing Base.

SANCHEZ PRODUCTION PARTNERS LP, a
Delaware limited partnership

By:Sanchez Production Partners GP LLC,

its general partner

By:
Name:
Title:

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